Exhibit 1

AGREEMENT AND PLAN OF MERGER

by and among:

MARVELL TECHNOLOGY GROUP LTD.,

a Bermuda exempted company;

ANTIGUA ACQUISITION CORP.,

a Delaware corporation;

and

AQUANTIA CORP.

a Delaware corporation

Dated as of May 6, 2019

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TABLE OF CONTENTS

(CONTINUED)

ii

EXHIBITS

Exhibit A - Certain Definitions

Exhibit B - Persons Entering into Support Agreements and Noncompetition Agreements

Exhibit C - Form of Certificate of Incorporation of Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER(this “Agreement”) is made and entered into as of May 6, 2019, by and among: MARVELL TECHNOLOGY GROUP LTD., a Bermuda exempted company (“Parent”); ANTIGUA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and AQUANTIA CORP., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement: (i) each stockholder of the Company listed in Part 1 of Exhibit B is executing a voting and support agreement in favor of Parent (each such agreement, a “Support Agreement”); and (ii) each individual listed in Part 2 of Exhibit B is executing a noncompetition and non-solicitation agreement in favor of the Company and Parent, which shall become effective at the Effective Time.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 4085 Campbell Avenue, Suite 100, Menlo Park, California, 94025 (or, at Parent’s election, by means of a virtual closing through electronic exchange of signatures) at 8:00 a.m. (California Time) on a Business Day to be mutually agreed by Parent and the Company, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions set forth in Sections 6.4 and 7.4, which are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time or date as Parent and the Company may jointly designate. Notwithstanding anything to the contrary contained in this Section 1.3, if the Closing would otherwise be required to occur under this Section 1.3 during the last 15 days of any fiscal quarter of Parent, then Parent may elect, by delivering a written notice to the Company at least one Business Day prior to the date on which the Closing would otherwise be required to occur, to delay the Closing until the second Business Day of the following fiscal quarter of Parent. If Parent so elects to delay the Closing, then each of Parent, Merger Sub and the Company shall, effective as of the date the Closing would otherwise be required to occur, (a) deliver the certificates required to be delivered pursuant to Sections 6.4 and 7.4, as applicable, and (b) irrevocably waive in writing each of the conditions set forth in Section 6 (other than Section 6.7) and Section 7 (other than Section 7.6), as applicable. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing on the Closing Date, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Parent and the Company and specified in such certificate of merger (the time at which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually agreed by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held, directly or indirectly, by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as an equal number of shares of common stock of the Surviving Corporation;

(ii) any shares of Company Common Stock held by the Company (or held in the Company’s treasury) or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.5(b), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $13.25 in cash (such cash amount, as it may be adjusted pursuant to Section 1.5(c), the “Price Per Share”), without interest; and

(iv) each share of the common stock, $0.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time constitute Company Restricted Stock, then: (i) the Price Per Share payable in exchange for each such share of Company Restricted Stock will be unvested and subject to the same repurchase option, risk of forfeiture or other conditions applicable to such Company Restricted Stock; and (ii) such consideration need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates. Prior to the Closing, the Acquired Companies shall use commercially reasonable efforts to take all action that may be reasonably necessary, including obtaining all reasonably necessary Consents, to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such Company Restricted Stock purchase agreement or other Contract with respect to such unvested consideration.

(c) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be paid in respect of shares of Company Common Stock pursuant to Section 1.5(a)(iii) shall be adjusted to the extent appropriate.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) except for shares of Company Common Stock that continue to be held by a Subsidiary of the Company in accordance with Section 1.5(a)(i), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Company Stock Certificate”) or uncertificated shares of Company Common Stock represented by book entry (each such share, an “Uncertificated Share”)shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or Uncertificated Share is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Uncertificated Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”). Subject to Section 1.8, Parent shall use reasonable efforts to cause to be deposited with the Paying Agent promptly after the Effective Time on the Closing Date, but in no event later than one Business Day following the Closing Date, cash sufficient to make payments of the Merger Consideration payable pursuant to Section 1.5, other than payments of the Merger Consideration that may become payable pursuant to Section 1.5(b) (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than 30 days or guaranteed by the United States and backed by the full faith and credit of the United States. No investment of the Payment Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Section 1, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent in the amount of such losses to the extent the funds in the Payment Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Payment Fund. Following the Effective Time, Parent shall retain cash sufficient to make, or cause to be made, payments of the Merger Consideration payable to the former holders of Company Restricted Stock pursuant to Section 1.5(b) in accordance with Section 1.5(b).

(b) Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates or Uncertificated Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates or transfer of Uncertificated Shares shall be effected, and risk of loss and title to Company Stock Certificates or Uncertificated Shares shall pass, only upon proper delivery of such Company Stock Certificates or transfer of the Uncertificated Shares to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or transfer of Uncertificated Shares in exchange for Merger Consideration. The form and substance of such letter of transmittal and instructions shall be as reasonably agreed to by Parent and the Company prior to the Effective Time. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange (or compliance with the reasonable procedures established by the Paying Agent for transfer of Uncertificated Shares), together with the delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Uncertificated Shares; and (B) the Company Stock Certificate or Uncertificated Shares so surrendered or transferred shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Uncertificated Shares is registered if: (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered or transferred as contemplated by this Section 1.7(b), each Company Stock Certificate and each Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any Merger Consideration payable to holders of Company Stock Certificates or in respect of Uncertificated Shares.

(c) Any portion of the Payment Fund that remains undistributed to former holders of shares of Company Common Stock as of the date that is 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any former holders of shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates, or complied with the procedures established by the Paying Agent for transfer of Uncertificated Shares, in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d) Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or any Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) If any Company Stock Certificate has not been surrendered, or any Uncertificated Share has not been transferred, by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; and (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate or Uncertificated Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(f) None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or, if such shares are Uncertificated Shares, upon compliance with the procedures established by the Paying Agent for the transfer of such Uncertificated Shares.

(c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

1.9 Further Action. If, at any time after the Effective Time, any further action consistent with the terms of this Agreement is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the Disclosure Schedule (subject to Section 9.6); and (b) disclosure in any Company SEC Report filed with the SEC at least three Business Days before the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking and (iii) excluding any Company SEC Reports that are not publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on the date that is three Business Days before the date of this Agreement)):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than (i) equity interests of another Acquired Company and (ii) equity interests held as passive investments as part of the Company’s cash management programs purchased in accordance with the Company’s cash management policy. None of the Acquired Companies has at any time been a general partner of or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure to be so duly organized, validly existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. Each of the Acquired Companies is qualified to do business as a foreign entity, and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so duly qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto. The Company has Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; (b) each code of conduct or similar policy adopted by any of the Acquired Companies or by the board of directors (or similar governing body), or any committee of the board of directors (or similar governing body), of any of the Acquired Companies; and (c) the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of equity securities and board of directors or similar governing body (and to the extent applicable, each committee thereof) of each of the Acquired Companies for the period from October 23, 2017 through the date of this Agreement. The minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors or similar governing body (and to the extent applicable, each committee thereof) of each of the Acquired Companies Made Available to Parent are complete and redacted only with respect to (x) discussions of the Contemplated Transactions or other similar strategic transactions and (y) identities of employees, and not with respect to any other matter. No Acquired Company is in violation of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter and organizational documents), including all amendments thereto, of such Entity in any material respect.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 95,000,000 shares of Company Common Stock, of which 35,532,571 shares have been issued and are outstanding as of the close of business on May 3, 2019 (the “Specified Equity Date”); and (ii) 5,000,000 shares of preferred stock, $0.00001 par value per share, of which no shares have been issued or are outstanding. From the close of business on the Specified Equity Date until the date of this Agreement, no shares of Company Common Stock have been issued, except for shares of Company Common Stock issued pursuant to the exercise of Company Options or the vesting of Company RSUs, in each case, outstanding on the Specified Equity Date and in accordance with their terms. The Company does not hold any shares of its capital stock in its treasury. There are no shares of Company Common Stock beneficially owned by any Subsidiary of the Company. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Acquired Companies. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(b) As of the close of business on the Specified Equity Date: (i) 2,132,487 shares of Company Common Stock are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 1,652,606 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2017 Employee Stock Purchase Plan (the “ESPP”); (iii) 3,181,015 shares of Company Common Stock are subject to issuance and/or delivery pursuant to Company RSUs that vest solely based on time-based vesting requirements; (iv) no shares of restricted Company Common Stock are outstanding; (v) no shares of Company Common Stock are subject to stock appreciation rights, whether granted under the Company Equity Plans or otherwise; (vi) no Company Equity Awards are outstanding other than those granted under the Company Equity Plans; and (vii) 2,149,327 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans. Part 2.3(b) of the Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of the close of business on the Specified Equity Date: (A) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (B) the employee identification number of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, both the target and the maximum number of shares of Company Common Stock); (D) the exercise price (if any) of such Company Equity Award; (E) the date on which such Company Equity Award was granted; (F) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and/or exercisable; (G) the date on which such Company Equity Award expires; (H) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (I) if such Company Equity Award is a Company RSU, whether such Company RSU is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”); (J) if such Company Equity Award is a Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (K) whether the vesting of such Company Equity Award would be accelerated, in whole or in part, as a result of the Merger or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Reports in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c) The Company has Made Available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are currently outstanding, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (whether payable in equity, cash or otherwise).

(d) Except (y) as set forth in Part 2.3(b) of the Disclosure Schedule and (z) for changes since the Specified Equity Date resulting from the exercise or settlement, as applicable, of Company Equity Awards outstanding on such date in accordance with their terms, there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements in all material respects; and (ii) all requirements set forth in applicable Contracts in all material respects.

(f) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4 SEC Filings; Financial Statements.

(a) The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since October 6, 2017, and all amendments thereto (the “Company SEC Reports”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or any of its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification are accurate and complete as of its date. For purposes of this Agreement, (A) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and (B) the term “file” and variations thereof shall be broadly construed to include any manner in which any document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(d) The Acquired Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective in all material respects to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. To the knowledge of the Company, the Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. The Company is in compliance with the applicable listing and other rules and regulations of the New York Stock Exchange and, since November 3, 2017, has not received any notice from the New York Stock Exchange asserting any non-compliance with such rules and regulations.

(e) The Company has Made Available to Parent accurate and complete copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Companies since January 1, 2017.

(f) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g) Since December 31, 2017, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports or except as may have been required by any regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner.

2.5 Absence of Changes. Between December 31, 2018 and the date of this Agreement: (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect; and (b) except as set forth in Part 2.5(b)-1 of the Disclosure Schedule, none of the Acquired Companies has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 4.2(b). Since December 31, 2017, except as set forth in Part 2.5(b)-2 of the Disclosure Schedule, there has not been any change in any Acquired Company’s sales practices, pricing policies, accounts receivable or accounts payable or any “channel stuffing” or other sale method that would have, or would reasonably be expected to have, the effect of artificially or temporarily increasing the Acquired Companies’ consolidated revenues. Since December 31, 2018, none of the Acquired Companies has requested or knowingly encouraged that the Acquired Companies’ “sell-in” distributors order any inventory in excess of anticipated demand or provided any special payment incentive to such distributors to encourage purchases in excess of anticipated demand inconsistent with historic inventory levels.

The Company has Made Available to Parent copies of any change to the rights of return, concessions or payment terms of any Material Contract.

2.6 Title to Assets. The Acquired Companies own, and have good and valid title to, all assets purported to be owned by them that are material to the Acquired Companies, taken as a whole, including: (a) all assets reflected on the Company Balance Sheet that are material to the Acquired Companies, taken as a whole (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such assets that are material to the Acquired Companies are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

2.7 Real Property; Equipment; Leasehold.

(a) None of the Acquired Companies owns any real property or any interest in real property. Part 2.7(a) of the Disclosure Schedule sets forth an accurate and complete description of each real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person (the “Leases”). (All real property leased, subleased or licensed to the Acquired Companies, including all buildings, structures, fixtures and other improvements leased, subleased or licensed to the Acquired Companies, are referred to as the “Leased Real Property”.) The Acquired Companies have valid and subsisting leasehold interests in and to all of the Leased Real Property, except where the failure to have such interests would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as would not reasonably be expected to interfere in any material respect with the current use and operation of any Leased Real Property by any Acquired Company, all of the Leases are valid and in full force and effect, have not been modified, amended or supplemented, in writing or otherwise, and all rents, additional rents and other amounts due to date pursuant to each Lease have been paid, and to the knowledge of the Company, there is no default or event which, with the passage of time, the giving of notice or both, would become a default by any party under any Lease. The Company has Made Available to Parent accurate and complete copies of all Leases.

(b) The present use and operation of the Leased Real Property is authorized by, and is in compliance, in all material respects, with, all applicable zoning, land use, building, fire, health, labor, safety and health laws and other Legal Requirements. There is no Legal Proceeding pending, or to the knowledge of the Company threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Leased Real Property. The Company has not received any written notice of any condemnation proceedings relating to any Leased Real Property and, to the knowledge of the Company, no condemnation proceedings relating to any Leased Real Property are pending or threatened.

(c) There are no subleases, licenses, occupancy agreements or other contractual obligations granted by any Acquired Company or, to the knowledge of the Company, by any other Person that authorize the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Companies, and there is no Person in possession of any of the Leased Real Property other than the Acquired Companies.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, all items of equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Companies in the manner in which such businesses are currently being conducted.

2.8 Intellectual Property.

(a) Part2.8(a) of the Disclosure Schedule accurately identifies: (i) each Patent, registered trademark and each other material item of Registered IP in which any Acquired Company has (or purports to have) an ownership interest, or an exclusive license or similar exclusive right, in any field or territory; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (iii) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP, the nature of such ownership interest).

(b) Part 2.8(b)(i) of the Disclosure Schedule accurately identifies each material Company Inbound License. Part 2.8(b)(ii) of the Disclosure Schedule accurately identifies each material Company Outbound License. Part 2.8(b)(iii) of the Disclosure Schedule separately and accurately identifies each Company Patent License.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, the Acquired Companies exclusively own all right, title and interest in and to the Company IP (other than Intellectual Property and Intellectual Property Rights licensed to the Acquired Companies under Company Inbound Licenses), free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole: (i) all documents and instruments necessary to perfect the rights of the Acquired Companies in the Company IP that is a Patent, registered trademark or other material item of Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body; (ii) each Person who is or was involved in the creation, contribution or development of any Intellectual Property or Intellectual Property Rights in the course of that Person’s work with or for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such Intellectual Property and Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property and Intellectual Property Rights, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other non-assignable rights in and to such Intellectual Property and Intellectual Property Rights, as applicable; (iii) no Governmental Body, university, college, or other educational institution or research center has, or to the knowledge of the Company purports to have, any ownership in, or rights to, any Company IP; (iv) each Acquired Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential information, and to otherwise protect, create, enforce, maintain and preserve its Intellectual Property Rights, and, to the knowledge of the Company, there has been no violation, infringement or unauthorized access or disclosure of the foregoing; (v) (A) none of the Acquired Companies: (1) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person (each, a “Standards Organization”) that would obligate any Acquired Company to grant or offer a license or other right to, or otherwise impair its control of, any Company-Owned IP; or (2) has received a request in writing from any Person for any license or other right to any Company-Owned IP in connection with the activities of or any participation in any Standards Organization; and (B) no Company-Owned IP is subject to any commitment that would require the grant of any license or right to any Person or otherwise limit any Acquired Company’s control of any Company-Owned IP or has been, is or was required to be, identified by an Acquired Company or, to the knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization; and (vi) the Acquired Companies own or otherwise have sufficient rights in, and after the Closing the Surviving Corporation will continue to own and otherwise have sufficient rights in, all Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted. To the Company’s knowledge, each of the Acquired Companies has and enforces a policy requiring each employee and consultant to execute a proprietary rights and confidentiality agreement substantially in the form Made Available to Parent, and all current and former employees and consultants of the Acquired Companies who have created or modified any of the Company IP have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Company IP to one of the Acquired Companies.

(d) All Patents and registered trademarks that constitute Company-Owned IP and all other material Company-Owned IP that is Registered IP are subsisting, and to the knowledge of the Company, valid and enforceable, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Without limiting the generality of the foregoing: (i) with respect to each Patent and registered trademark that constitutes Company-Owned IP and all other material Company-Owned IP that is Registered IP, all necessary: (A) fees, payments and filings have been timely submitted to the relevant Governmental Body or domain name registrar; and (B) other actions have been timely taken, in the case of each of clauses “(A)” and “(B),” to maintain each such item of Company IP that is Registered IP in full force and effect; and (ii) no Legal Proceeding is or has been pending or, to the knowledge of the Company, threatened in writing, in which the ownership, scope, validity or enforceability of any Patent or registered trademark that constitutes Company-Owned IP or any other material Company–Owned IP is being, has been, or would reasonably be expected to be contested or challenged.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any Patents or registered trademarks that constitute Company-Owned IP and all other material Company–Owned IP; (ii) a breach of or default under any Company Inbound License, Company Outbound License or Company Patent License; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, in or to any Company-Owned IP or Intellectual Property Rights owned by Parent, the Surviving Corporation or any of their Affiliates or the satisfaction of any condition as a result of which any Person would be permitted to exercise any license or other right or interest under, in or to any Company IP or Intellectual Property Right owned by Parent, the Surviving Corporation or any of their Affiliates; (iv) Parent, the Surviving Corporation or any of their Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of Intellectual Property or Intellectual Property Rights anywhere in the world; (v) a reduction of any royalties or other payments that an Acquired Company would otherwise be entitled to with respect to any Company IP; or (vi) Parent, the Surviving Corporation or any of their Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Acquired Companies prior to the Closing, in the case of each of clauses “(i)” through “(vi)” above, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(f) No Acquired Company has ever infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person, and none of the Company Products or the conduct of the business of any Acquired Company infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person, and no Company Product contains any Intellectual Property misappropriated from any other Person, in each case in any material way or in a manner that would create a material liability for any of the Acquired Companies. Without limiting the generality of the foregoing: (i) no infringement, misappropriation, unlawful use or similar claim or Legal Proceeding is pending or, to the knowledge of the Company, threatened in writing against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding; and (ii) since January 1, 2017, no Acquired Company has received any written notice or, to the knowledge of the Company, other communication relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product, or by any Acquired Company, of any Intellectual Property or Intellectual Property Right of another Person, including: (A) any letter or other communication asserting infringement, misappropriation, violation or unlawful use or threatening litigation, or suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person and implying or suggesting that any Acquired Company has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property or Intellectual Property Right; or (B) any letter or other communication requesting or demanding defense of, or indemnification with respect to, any infringement claim.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license, or disclose) any Source Material for any Company Product or other material Company IP to any escrow agent or other Person. No event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, give rise to or serve as a basis for an obligation to deliver, license or disclose any Source Material for any Company Product or other material Company-Owned IP to any escrow agent or other Person.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Company Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other Software included in the Company IP, or part thereof, be: (i) disclosed, distributed or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge, in each case other than circumstances in which any Acquired Company intentionally released Software constituting Company-Owned IP as Open Source Software. Each Acquired Company has at all times complied with, and is currently in material compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software.

(i) The Acquired Companies’ receipt, collection, monitoring, maintenance, creation, transmission, transfer, use, processing, analysis, disclosure, storage, disposal and security of Protected Information has complied, and complies in all material respects with: (i) each Company Contract; (ii) applicable Information Privacy and Security Laws; and (iii) applicable policies and procedures adopted by the Acquired Companies relating to Protected Information. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, each Acquired Company has all lawful bases, authorizations, rights, consents, data processing agreements and data transfer agreements that are required under any Information Privacy and Security Law to receive, access, use and disclose Protected Information in such Acquired Company’s possession or under its control in connection with the operation of the business of such Acquired Company.

(j) The Acquired Companies have adopted, and are and have been in compliance in all material respects with, commercially reasonable policies and procedures that apply to the Acquired Companies with respect to privacy, data protection, processing, security and the collection and use of Protected Information gathered or accessed in the course of the operations of the Acquired Companies.

(k) Each Acquired Company takes reasonable and appropriate steps to protect the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption. Each Acquired Company has implemented and maintains a comprehensive information security program that is designed to: (i) comply with all Information Privacy and Security Laws and industry standards; (ii) identify internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information and the rights and freedoms of the subjects of that Protected Information; (iii) monitor and protect Protected Information and all IT Systems against any unauthorized use, access, interruption, modification or corruption, in each case in conformance with Information Privacy and Security Laws; (iv) implement, monitor and maintain appropriate, adequate and effective administrative, organizational, technical and physical safeguards to control the risks described in clauses “(ii)” and “(iii)” above; (v) is described in written data security policies and procedures; (vi) assesses each of the Acquired Companies’ data security practices, programs and risks; and (vii) maintains incident response and notification procedures in compliance with applicable Information Privacy and Security Laws, including in the case of any breach of security compromising Protected Information. Each Acquired Company is taking, and has at all times taken, reasonable steps designed to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of such Acquired Company provides similar safeguards, in each case, in compliance in all material respects with applicable Information Privacy and Security Laws and consistent with general industry standards.

(l) Each Acquired Company has taken all reasonable measures to secure all Company Technology prior to selling, distributing, deploying or making it available and has made patches and updates to such Company Technology in accordance with industry standards. Without limiting the generality of the foregoing, each Acquired Company has performed penetration tests and vulnerability scans of all Company Technology and those tests and scans were conducted in accordance with industry standards. Each material vulnerability identified by any such tests or scans has been fully remediated. To the knowledge of the Company, no Company Technology contains any listening or recording device of which the user or customer is not made aware, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Protected Information, information processed by Company Technology, or a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(m) To the knowledge of the Company, there has been no material data security breach of any IT System, or unauthorized acquisition, access, use or disclosure of any Protected Information, owned, transmitted, used, stored, received or controlled by or on behalf of any of the Acquired Companies. In each of the past five calendar years, each Acquired Company has performed a security risk assessment in accordance with industry standards and addressed and fully remediated all threats and deficiencies identified in those security risk assessments.

(n) The collection, storage, processing, transfer, sharing and destruction of Protected Information in connection with the Contemplated Transactions, and the execution, delivery and performance of this Agreement and the Contemplated Transactions, complies with each of the Acquired Companies’ applicable privacy notices and policies and with all applicable Information Privacy and Security Laws, in each case in all material respects. Each Acquired Company will continue to have at least the same rights to use, process and disclose Protected Information after the Closing as such Acquired Company had before the Closing in all material respects.

2.9 Material Contracts.

(a) Part 2.9(a) of the Disclosure Schedule identifies, as of the date of this Agreement, each of the following Company Contracts:

(i) each offer letter, employment agreement, or independent contractor agreement with any Company Associate and, if applicable, each stock option plan, stock appreciation right plan or stock purchase plan: (A) that is not immediately terminable at-will by the Company without notice, severance or other cost or liability (other than amounts earned and payable as of the date of such termination) or, in any jurisdiction that does not recognize at-will employment, that materially deviates from the form of agreement used by the Company in the ordinary course of business, which form has been Made Available to Parent (the “Form Employment Agreement”); (B) that provides for retention payments, change of control payments, severance, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger or any of the other Contemplated Transactions; (C) that contains an obligation for any Acquired Company to provide any severance that is not reflected in the Form Employment Agreement; or (D) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or incentive compensation payment (other than payments constituting base salary) in excess of $25,000 to any Company Associate (other than bonus or similar payments consistent with past practices and paid in accordance with existing bonus plans that have been Made Available to Parent);

(ii) any collective bargaining, union or works council agreement;

(iii) any Contract relating to the acquisition, development, sale or disposition of any business unit, product line or Company IP;

(iv) any Contract that provides for indemnification of any Company Associate;

(v) any Contract: (A) involving a material joint venture, strategic alliance, partnership or sharing of profits or revenue or similar agreement; or (B) for any capital expenditure in excess of $100,000;

(vi) any Contract relating to the acquisition, transfer, development (including joint development) or joint ownership of any material Intellectual Property or Intellectual Property Rights;

(vii) any Contract entered into since October 23, 2017: (A) relating to the disposition or acquisition by any Acquired Company of any assets or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $100,000 individually or $500,000 in the aggregate for all such Contracts or that contains any ongoing obligations that are material to the Acquired Companies, taken as a whole; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment for consideration in excess of $100,000, in any other Person, other than another Acquired Company;

(viii) any Contract imposing any restriction in any material respect on the right or ability of any Acquired Company: (A) to engage in any line of business or compete with, or provide any service to, any other Person or in any geographic area; (B) to acquire any material product or other material asset or any service from any other Person, sell any material product or other material asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person; or (C) to develop, sell, supply, license, distribute, offer, support or service any material product or any Intellectual Property or other asset to or for any other Person.

(ix) any Contract that: (A) grants exclusive rights to license, market, sell or deliver any product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or any portion of an Acquired Company’s requirements from any third party;

(x) any mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $100,000, other than: (A) accounts receivable and accounts payable; and (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice;

(xi) any Contract: (A) that creates any obligation under any interest rate, currency or commodity derivative or hedging transaction; or (B) pursuant to which any Acquired Company creates or grants a material Encumbrance on any of its material properties or other material assets;

(xii) any Contract with a Major Customer or Major Supplier that has obligations that are or will be required to be performed and that have not been fully performed, other than a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $250,000 in aggregate;

(xiii) any Contract providing for outsourcing, contract manufacturing, testing, assembly or fabrication, as applicable, of any product, technology or service of an Acquired Company under which any of the Acquired Companies has made or received (or must make or will receive) payments in excess of $100,000 in aggregate in either 2019 or 2018;

(xiv) any Contract that contemplates or will involve the payment or delivery of cash or other consideration by any Acquired Company in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or will involve the performance of services for any Acquired Company having a value in excess of $250,000 in the aggregate, other than (A) a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies will make payments of less than $500,000 in aggregate, (B) Company Employment Agreements, (C) Contracts evidencing any Company Equity Award, (D) Contracts between any of the Acquired Companies and any Company Associate that is terminable “at will” without any obligations on the part of any Acquired Company to make any severance, change in control or similar payment or benefit and (E) any Contract disclosed on Part 2.9(a)(i) of the Disclosure Schedule;

(xv) any settlement, conciliation or similar Contract: (A) that materially restricts or imposes any material obligation on any Acquired Company or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $100,000 in the aggregate after the date of this Agreement;

(xvi) any Contract that contains an epidemic failure, epidemic defect, recall or other similar or extraordinary remedy in favor of the counterparty for any defect, error or failure of any product, part or component thereof;

(xvii) any material Government Contract;

(xviii) any Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security or (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security;

(xix) any Contract entered into in connection with any of the Contemplated Transactions that would obligate an Acquired Company to make any payment in excess of $50,000 in connection with any of the Contemplated Transactions; and

(xx) any Contract involving any vendor managed inventory arrangement in which an Acquired Company has responsibility for maintaining inventory levels or retaining title or risk of non-sale on products, parts or components delivered to the counterparty.

For purposes of this Agreement, (x) Company Contracts of the type required to be set forth in Part 2.9(a) of the Disclosure Schedule, (y) the Leases relating to the Leased Real Property located in San Jose, California, India and Russia and (z) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) shall be deemed to constitute a “Material Contract.” The Company has Made Available to Parent an accurate and complete copy of each Material Contract.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) none of the Acquired Companies, and, to the knowledge of the Company, no other Person, has violated or breached, or committed any default under, any Company Contract that constitutes a Material Contract and (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default or exercise any remedy under any Company Contract that constitutes a

Material Contract; or (C) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Material Contract. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Company Contract that constitutes a Material Contract.

2.10 Company Products.

(a) No Acquired Company is obligated to, and no Acquired Company has indicated that it would (i) provide any recipient of any Company Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Company Product or prototype or (ii) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person, in each case, other than in accordance with the Company’s standard product support policies.

(b) Each Company Product sold, licensed, delivered, provided or otherwise made available by any Acquired Company or accepted by any customer of any of the Acquired Companies (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements and (ii) was free of any design defect, manufacturing or construction defect or other defect or deficiency at the time it was sold, licensed, delivered, provided or otherwise made available, other than any defect that has not had and could not reasonably be expected to have an adverse effect, in any material respect, on such Company Product or the operation or performance thereof. To the knowledge of the Company, no Company Product has ever been the subject of any recall or other similar action of any Governmental Body.

2.11 Major Customers and Suppliers.

(a) Part 2.11(a)-1 of the Disclosure Schedule sets forth an accurate and complete list of each customer (including distributors and resellers) who was one of the 10 largest sources of revenues for the Acquired Companies during 2017 or 2018, based on amounts paid or payable (such customers, together with the customers identified in Part 2.11(a)-2 of the Disclosure Schedule, being referred to as “Major Customers”). No Acquired Company has any pending material dispute with any Major Customer. To the knowledge of the Company, no Acquired Company has received any written notice from any Major Customer to the effect that such Major Customer will not continue as a customer of any of the Acquired Companies or to the effect that such Major Customer intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies. The Acquired Companies have satisfied all material commitments under each Contract with a Major Customer with respect to Company Products that are currently under development, including commitments relating to delivery schedules and product performance.

(b) Part 2.11(b) of the Disclosure Schedule sets forth an accurate and complete list of each supplier who was one of the 10 largest suppliers of the Acquired Companies during 2017 or 2018, based on amounts paid or payable to such suppliers (each a “Major Supplier”). No Acquired Company has any pending material dispute with any Major Supplier. To the knowledge of the Company, no Acquired Company has received any written notice or other communication from any Major Supplier to the effect that such Major Supplier will not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies.

2.12 Liabilities.

(a) None of the Acquired Companies has, and none of the Acquired Companies is or may become responsible for performing or discharging, any accrued, contingent or other liability of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Company Balance

Sheet (including any notes to the Company Balance Sheet related thereto); (b) liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business in amounts consistent with past practices; (c) liabilities for performance of executory obligations of the Acquired Companies under Company Contracts, to the extent such liabilities did not arise as a result of a breach of such Company Contracts; (d) liabilities and obligations that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole; (e) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Merger; and (f) liabilities described in Part 2.12(a) of the Disclosure Schedule.

(b) Part 2.12(b) of the Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $250,000 in the aggregate (other than any indebtedness owed to another Acquired Company).

(c) Part 2.12(c) of the Disclosure Schedule sets forth all obligations of the Acquired Companies outstanding as of the date of this Agreement in respect of interest rate or currency obligations, swaps, hedges or similar arrangements that are material to the Acquired Companies, taken as a whole.

2.13 Compliance with Legal Requirements.

(a) Each of the Acquired Companies is, and has at all times since May 1, 2014 been, in compliance in all material respects with all applicable Legal Requirements. Since May 1, 2014, none of the Acquired Companies has received any written notice or, to the knowledge of the Company, other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b) None of the Acquired Companies, and no director, officer, other employee or, to the knowledge of the Company, any agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable anti-corruption or anti-bribery Legal Requirement, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010 (collectively, “Anti-Corruption Laws”); or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. For purposes of this Section 2.13(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is in violation of any applicable Anti-Corruption Law, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since May 1, 2014, none of the Acquired Companies or any other Entity under their control has been investigated, charged or prosecuted for any violation of any applicable Anti-Corruption Law. None of the Acquired Companies or any Entity under their control has disclosed to any Governmental Body information that establishes or indicates that an Acquired Company violated or may have violated any Anti-Corruption Law applicable to the Acquired Companies, or are aware of any circumstances that would reasonably be expected to give rise to an investigation in the future.

(c) Since May 1, 2014, each of the Acquired Companies and each Entity under their control: (i) has been and is in compliance, in all material respects, with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has prepared and timely applied for, and obtained and complied with, all licenses, registrations and other authorizations for export, re-export, deemed (re)export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business.

(d) Since May 1, 2014, none of the Acquired Companies or any of their respective directors, officers, employees or, to the knowledge of the Company, any agents acting on behalf of any of the Acquired Companies: (i) is or has been a Person with whom transactions are prohibited or limited under any applicable

U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other similar Governmental Body; (ii) has violated or made a disclosure (voluntary or otherwise) to any Governmental Body regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law; (iii) has engaged in any transaction or otherwise dealt directly or indirectly, without the required Governmental Authorization, with the Crimea Region of Ukraine/Russia since December 19, 2014, or with Cuba, Iran, North Korea, Sudan or Syria with respect to any goods, software or services, or any other country against which the U.S. maintains an arms embargo if the transaction involved goods, software, services or technology controlled by ITAR; or (iv) has employed or is currently employing at any of its facilities any national of Cuba, Iran, North Korea, Sudan or Syria, or a person ordinarily resident in the Crimea region of Ukraine/Russia.

(e) None of the Acquired Companies has been cited or fined for failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no economic sanctions-related, export-related or import-related Legal Proceeding, investigation or inquiry is or has been pending or, to the knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

2.14 Governmental Authorizations.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole: (i) the Acquired Companies hold, and since May 1, 2014 have held, all material Governmental Authorizations, and have made all filings required under applicable Legal Requirements, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect; (iii) each Acquired Company is, and since May 1, 2014 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations; and (iv) since May 1, 2014, none of the Acquired Companies has received any written notice or, to the knowledge of the Company, other communication from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any material Governmental Authorization.

(b) Part 2.14(b) of the Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Companies by any Governmental Body or otherwise. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, each of the Acquired Companies is in full compliance with all of the terms and requirements of each grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Disclosure Schedule. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Disclosure Schedule.

2.15 Tax Matters. Except as could not reasonably be expected to have or result in a Material Adverse Effect:

(a) (i) each of the Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Company Returns”): (A) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (B) has been, or will be when filed, accurate and complete and in compliance with all applicable Legal Requirements; and (ii) all Taxes of the Acquired Companies for any taxable period ending on or before the Closing Date have been or will be timely paid or accrued (in accordance with GAAP) on or before the Closing Date, other than any Taxes that are being contested in good faith by the Acquired Companies;

(b) the Company Balance Sheet fully reserves for or accrues all actual and contingent liabilities of the Acquired Companies for Taxes with respect to all periods through the date of the Company Balance Sheet;

(c) no extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person) and remains in effect (other than any such extension that arises solely as a result of an extension of time to file a Tax Return obtained in the ordinary course of business of not more than six months);

(d) (i) no Acquired Company has received written notice of any Tax audit, claim or Legal Proceeding that is pending or, to the knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any Tax; (ii) there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and delinquent; and (iii) no Acquired Company has ever received a written claim by any Governmental Body in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction;

(e) since April 30, 2016, no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(f) no Acquired Company has any Liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, or otherwise by operation of Legal Requirements;

(g) none of the Acquired Companies is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (i) solely between the Acquired Companies, (ii) that will terminate as of Closing or (iii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(h) the prices and terms for the provision of any material property or material services by or to the Acquired Companies are arm’s length for purposes of relevant transfer pricing Legal Requirements and the Acquired Companies have maintained contemporaneous documentation and prepared all required transfer pricing reports as, and to the extent, reflected in the applicable Tax Return;

(i) no Acquired Company has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Legal Requirement;

(j) none of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state, local or foreign Tax Legal Requirements) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Section 108(i) of the Code made prior to the Closing; and

(k) each of the Acquired Companies has withheld from each payment made to Company Associates or to its past or present suppliers, creditors, stockholders or other third parties all Taxes required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes.

2.16 Employee and Labor Matters; Benefit Plans.

(a) The Company has Made Available to Parent a list (redacted to the extent required by applicable Legal Requirements) of all current employees (identified by employee identification number) of each of the Acquired Companies as of the date of this Agreement, and correctly reflects in all material respects: (i) their dates of hire; (ii) their job titles or positions; (iii) their current annual base salaries or hourly wages; (iv) their current year annual target bonus or commission amounts and actual bonus paid in connection with the last employee review program, if any; (v) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (vi) any Governmental Authorizations that are held by them and that relate to the business of any Acquired Company; (vii) any promises made to them in writing with respect to changes or additions to their compensation or benefits; (viii) their city and state or country of employment or service; (ix) their employer or employing entity; (x) the annual vacation or paid time off entitlement in days and any accrued and unpaid vacation pay or paid time off entitlements as of April 30, 2019; (xi) leave of absence status and expected date of return to active employment, if any; (xii) if such employee is located in the United States, whether such employees are classified as exempt or non-exempt under the Fair Labor Standards Act; and (xiii) their status as full-time, part-time, temporary or seasonal employees. The employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily in the United States is terminable by such Acquired Company “at will” (and without penalty or Liability, other than accrued wages and vested rights, whether in respect of severance payments and benefits or otherwise) and the employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily outside the United States and receives a salary or annual base compensation in excess of $200,000 per year is terminable either “at will” or at the expiration of a standard notice period as set forth in applicable local regulations or contained in a written Contract identified in Part 2.16(a)-3 of the Disclosure Schedule. The Company has Made Available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, form employee acknowledgments, and other materials relating to employment with the Acquired Companies in effect as of the date of this Agreement.

(b) None of the Acquired Companies is or has ever been a party to, subject to, or under any obligation to bargain for, any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a labor organization, union, works council or similar entity representing any Company Associate, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employee or Contract Worker of any of the Acquired Companies. To the knowledge of the Company, there are no organizing, election or similar activities pending or threatened by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any Company Associate in his or her capacity as a service provider to an Acquired Company. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Company Associate by way of certification, interim certification, voluntary recognition or succession rights, or has applied or threatened to apply to be certified as the bargaining agent of any Company Associate in his or her capacity as a service provider to an Acquired Company. No Acquired Company has ever agreed to recognize any labor union, works council or other collective bargaining representative, nor has any labor union, works council or other collective bargaining representative been certified as the exclusive bargaining representative of any Company Associate. There is no challenge regarding representation as to any labor union, works council, employee association or other collective bargaining representative with respect to any Company Associate, and no labor union, works council or other collective bargaining representative claims to or is seeking to represent any Company Associate. There is no union, works council, employee representative or other labor organization, which, pursuant to any applicable Legal Requirement, must be notified, consulted or with which negotiations need to be conducted in connection with any of the Contemplated Transactions. To the knowledge of the Company, none of the Acquired Companies is engaging, and since April 1, 2016 none of the Acquired Companies has engaged, in any unfair labor practice of any nature. Since April 1, 2016, there has not been any unfair labor practice complaint or charge pending or, to the knowledge of the Company, threatened, against any Acquired Company before the U.S. National Labor Relations Board or any similar body in the United States or any other country in which any Acquired Company has employees or performs services. No petition has been filed with the National Labor Relations Board or any similar agency requesting certification of a collective bargaining representative and no other union organizing efforts are pending or, to the knowledge of the Company, threatened. No Acquired Company has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, attempt to organize or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Companies or any of their employees, and no labor dispute is pending, or to the knowledge of the Company, threatened, against any Acquired Company.

(c) Part 2.16(c) of the Disclosure Schedule accurately sets forth in all material respects, with respect to each individual who is or was a consultant, intern or other independent contractor of any Acquired Company since January 1, 2019 and will be paid more than $25,000:

(i) the name of such independent contractor, the Acquired Company that has engaged such independent contractor, location of service and country of engagement and the date on which such independent contractor was originally engaged by such Acquired Company;

(ii) whether such independent contractor is subject to a written Contract or is engaged through an agency or on a contingency basis;

(iii) a description of such independent contractor’s performance objectives, services, duties and responsibilities;

(iv) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from any Acquired Company with respect to services performed in the year ended December 31, 2018;

(v) the terms of current compensation of such independent contractor; and

(vi) any Governmental Authorization that is held by such independent contractor and that relates to the business of any Acquired Company.

Accurate and complete copies of all Contracts identified in Part 2.16(c)(ii) of the Disclosure Schedule have been Made Available to Parent.

(d) Except as would not reasonably be expected to result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, each Company Associate that renders or has rendered services to any of the Acquired Companies that is classified as a Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes, including: (i) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Legal Requirements governing the payment of wages (including overtime and premium wages); (ii) applicable Tax Legal Requirements; (iii) unemployment insurance and worker’s compensation obligations; (iv) all other applicable Legal Requirements; and (v) for purposes of all applicable Company Employee Plans and perquisites. No Contract Worker is eligible to participate in any Company Employee Plan. To the knowledge of the Company, none of the Acquired Companies has any material Liability for any misclassification of any Company Associate as an independent contractor or any non-exempt employee as an exempt employee. None of the Acquired Companies has ever had any temporary, seasonal or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company.

(e) No Person has claimed or, to the knowledge of the Company, has reason to claim that any Company Associate: (i) is in violation, in any material respect, of any term of any employment Contract, noncompetition agreement, nonsolicitation agreement, any restrictive covenant with such Person, or has interfered, in any material respect, in the employment relationship between such Person and any of its present or former employees; or (ii) is in violation of any patent disclosure agreement or has disclosed or utilized any trade secret or proprietary information or documentation of such Person. To the knowledge of the Company, no Company Associate has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company.

(f) Except as would not reasonably be expected to result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, each Acquired Company is, and since January 1, 2014 has been, in compliance with all applicable Legal Requirements respecting employment, hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (the “WARN Act”). None of the Acquired Companies has effectuated a “plant closing,” “termination,” “relocation,” or “mass layoff” as those terms are used in the WARN Act and similar laws or has become subject to any obligation under any applicable Legal Requirement or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Body or other Person with respect to the impact of the Contemplated Transactions. None of the Acquired Companies is a party to any Contract or subject to any Legal Requirement that restricts any Acquired Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of such Acquired Company. Except as would not reasonably be expected to result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, each of the Acquired Companies has properly accrued in the ordinary course of business, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation for any services performed, directly or indirectly, for any Acquired Company as of the date of this Agreement. Except as would not reasonably be expected to result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, none of the Acquired Companies has any liability for any arrears of wages, salaries, overtime pay, premium pay, commissions, bonuses, benefits, severance pay or other amounts, including pursuant to any Contract, policy, practice or applicable Legal Requirement, or any Taxes or any penalty for failure to comply with any of the foregoing. Except as would not result in a material Liability to the Acquired Companies, taken as a whole, none of the Acquired Companies has any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice). Each of the Acquired Companies maintains records of all hours worked by each employee eligible for overtime compensation that are accurate and complete in all material respects and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions where such Acquired Company maintains employees. Each of the Acquired Companies has always been in compliance with the requirements of the Immigration Reform Control Act of 1986 in all material respects, and each employee who requires permission and/or authorization to work in the jurisdiction in which they carry out their employment had at the time of hire current and appropriate permission and/or authorization to work in that jurisdiction. To the knowledge of the Company, none of the Acquired Companies’ employment policies or practices has ever been or is currently being audited or investigated by any Governmental Body.

(g) To the knowledge of the Company, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct or similar behavior (a “Sexual Misconduct Allegation”) has been made against any person who is or was an officer, director, manager or supervisory-level employee of any Acquired Company. No Acquired Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against any Acquired Company or any person who is or was an officer, director, manager, employee or Contract Worker of any Acquired Company.

(h) Part 2.16(h) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each material Company Employee Agreement and separately identifies each material Foreign Plan. None of the Acquired Companies has committed in writing to establish or enter into any new arrangement that would constitute a material Company Employee Plan or Company Employee Agreement, or to materially modify any material Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements). The Company has Made Available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all documents setting forth the terms of each material Company Employee Plan and each material Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) all trust agreements, insurance contracts and funding agreements; (iv) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; and (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(i) Each Company Employee Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the knowledge of the Company, nothing has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and, to the knowledge of the Company, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms. There is no audit, inquiry or Legal Proceeding pending or, to the knowledge of the Company, threatened or reasonably anticipated by the IRS, DOL or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Companies or any ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability, each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. Each Foreign Plan that is required to be registered or approved by any Governmental Body under applicable Legal Requirements has been so registered or approved, except as would not, individually or in the aggregate, result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole.

(j) None of the Acquired Companies, and no ERISA Affiliate, maintains, sponsors or contributes to, or has within the past six years ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not, individually or in the aggregate, result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, the fair market value of the assets of each funded Foreign Plan, the Liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations (determined on an ongoing basis accrued to the date of this Agreement), with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and none of the Contemplated Transactions will cause any such assets or insurance obligations to be less than such benefit obligations.

(k) No Company Employee Plan or Company Employee Agreement provides (except at no cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any Liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(l) Except as set forth in Part 2.16(l) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement. Without limiting the generality of the foregoing, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(m) Except as listed on Part 2.16(m) of the Disclosure Schedule, each Company Employee Plan, Company Employee Agreement or other Contract between any Acquired Company and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A is and has at all times been administered in documentary and operational compliance with the requirements of Section 409A, except as would not result in a material Liability. No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A.

2.17 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) each of the Acquired Companies is, and since October 23, 2017 has been, in compliance with, and is not subject to any Liability under, any applicable Environmental Law, including timely applying for, possessing, maintaining, and complying with the terms and conditions of all material Governmental Authorizations required under applicable Environmental Laws and (ii) none of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by any of the Acquired Companies contains any Hazardous Materials.

(b) Since January 1, 2018, or earlier for matters that remain unresolved, none of the Acquired Companies has received any written notice or, to the knowledge of the Company, other communication from any Person that alleges that any of the Acquired Companies is in violation of, or has any material Liability under, any Environmental Law. Except as could not reasonably be expected to result in any material Liability to any Acquired Company, there has been no Release at, on, under or from any Leased Real Property or any other property that is or was owned, operated or leased by any of the Acquired Companies or at any property or facility at which any Acquired Company has arranged for the transportation, disposal or treatment of Hazardous Materials.

(c) The Acquired Companies have Made Available to Parent copies of all material environmental assessments, Governmental Authorizations, reports, audits and other material documents in their possession or under their control that relate to the Acquired Companies’ compliance with or any Liability under any Environmental Law.

2.18 Insurance. The Company has Made Available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect: (a) each of such insurance policies is in full force and effect, except for policies that have expired under their terms in the ordinary course and that have been replaced with policies of comparable coverage; (b) no written notice of default or termination has been received by any Acquired Company in respect thereof; and (c) all premiums due thereon have been paid in full. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the knowledge of the Company, other communication regarding any: (i) cancellation or invalidation of any insurance policy; (ii) actual or possible refusal of any coverage or rejection of any material claim under any insurance policy; or (iii) actual or possible material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.19 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, except as would not reasonably be expected to, individually or in the aggregate, materially impact the business and operations of the Acquired Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Contemplated Transactions.

(b) Except as would reasonably be expected to, individually or in the aggregate, materially impact the business and operations of the Acquired Companies, (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject and (ii) to the knowledge of the Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or such employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

2.20 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote. The Company’s board of directors (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Contemplated Transactions, including the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.21 Takeover Statutes; No Rights Plan. The Company’s board of directors has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Support Agreements and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to, or purporting to be applicable to, this Agreement, any Support Agreement, any Acquired Company, the Merger or any of the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

2.22 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions.

2.23 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies or (ii) any resolution adopted by the stockholders or equityholders, the board of directors (or similar governing body) or any committee of the board of directors (or similar governing body) of any of the Acquired Companies; (b) other than as set forth in Part 2.23(b) of the Disclosure Schedule, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies; (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify in any material respect any right, benefit, obligation or other term of any Material Contract; or (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except, in the case of clauses “(b)” through “(e)” above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole). Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement, the DPA and the rules and regulations thereunder or any other Legal Requirement applicable to the CFIUS Condition, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any other agreement referred to herein or (y) the consummation of the Merger or any of the other Contemplated Transactions, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

2.24 Fairness Opinion. The Company’s board of directors has received the written opinion of Barclays Capital Inc., financial advisor to the Company, dated May 6, 2019, to the effect that, as of the date thereof and subject to the limitations, qualifications and assumptions set forth therein, from a financial point of view, the Price Per Share to be received by the stockholders of the Company (other than holders of Dissenting Shares and shares that will remain outstanding or will be canceled without consideration pursuant to Sections 1.5(a)(i) and 1.5(a)(ii)) is fair to such stockholders of the Company. The Company will furnish, for informational purposes only, a complete copy of such written opinion to Parent as soon as practicable following the execution of this Agreement, and the Company has received the authorization of Barclays Capital Inc. to include such opinion in the Proxy Statement.

2.25 Advisors’ Fees. Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has provided to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Barclays Capital Inc.

2.26 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization. Parent is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Legal Proceedings; Orders. Except as would not, individually or in the aggregate, have or result in a Parent Material Adverse Effect, as of the date of this Agreement: (a) there is no Legal Proceeding pending against or that, to the knowledge of Parent, has been threatened against Parent or any of its Subsidiaries and (b) there is, to the knowledge of Parent, no investigation by any Governmental Body pending or threatened against Parent or any of its Subsidiaries. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any order, decree or ruling that, individually or in the aggregate, has had or would reasonably be expected to have or result in a Parent Material Adverse Effect.

3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite corporate power and authority to perform their obligations under this Agreement and to consummate the Contemplated Transactions, and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or the Contemplated Transactions will: (a) conflict with or result in a violation of any of the provisions of the certificate of incorporation, memorandum of association, bye-laws or other charter or organizational documents of Parent or Merger Sub; or (b) result in a violation by Parent or Merger Sub of any Legal Requirement or Order to which Parent or Merger Sub is subject, except for any violation that will not have a material adverse effect on Parent’s ability to consummate the Merger. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, state takeover laws, the DGCL, the HSR Act, any foreign antitrust Legal Requirement, the DPA and the rules and regulations thereunder or any other Legal Requirement applicable to the CFIUS Condition, neither Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance by Parent or Merger Sub of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions by Parent or Merger Sub.

3.5 Funding. Parent has, and will have as of the Effective Time, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.

3.6 Stock Ownership. As of the date of this Agreement, neither Parent nor Merger Sub beneficially own any shares of capital stock of the Company. During the three-year period ending on the date of this Agreement, neither Parent nor Merger Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” with respect to the Company, as those quoted terms are defined in Section 203 of the DGCL.

3.7 Disclosure. None of the information supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation; Confidentiality.

(a) During the period from the date of this agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall, and shall ensure that the other Acquired Companies and its and their respective Representatives: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies upon reasonable advance notice during normal business hours of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent, upon request, with copies of any material notice, report or other document received by any of the Acquired Companies from any Governmental Body. Any investigation by Parent of premises occupied by the Acquired Companies shall be subject to the Acquired Companies’ reasonable security measures and shall not include invasive soil testing. Nothing in this Section 4.1(a) shall require the Acquired Companies to disclose any information to Parent if such disclosure would (x) jeopardize any attorney-client or similar legal privilege applicable to such information or (y) contravene any applicable Legal Requirement or confidentiality agreement to which any Acquired Company is a party (other than a confidentiality agreement referred to in Section 4.3(b)). If any Acquired Company does not provide or cause its Representatives to provide such access or such information in reliance on the immediately preceding sentence, then the Company shall (1) promptly (and in any event within 48 hours) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor and (2) use commercially reasonable efforts to provide such access or such information in a way that would not violate such Legal Requirement or agreement or jeopardize such privilege, including disclosing information subject to execution of a joint defense agreement in customary form or limiting disclosure to external counsel for Parent, to the extent the Company’s and Parent’s outside antitrust counsel mutually agree that doing so may be reasonably required in order to comply with applicable Antitrust Laws. The Company shall take the actions referred to in Part 4.1(a) of the Disclosure Schedule as specified in Part 4.1(a) of the Disclosure Schedule.

(b) The Confidentiality Agreement (other than Sections 6 and 14 thereof) shall remain in full force and effect in accordance with its terms until the Effective Time, at which time the Confidentiality Agreement shall automatically terminate without further action. Sections 6 and 14 of the Confidentiality Agreement shall terminate upon the execution and delivery of this Agreement.

4.2Operation of the Company’s Business.

(a) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent, (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(a) of the Disclosure Schedule: (i) the Company shall conduct, and shall ensure that each of the other Acquired Companies conducts, its business and operations in the ordinary course and in accordance with past practices; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees (other than for routine terminations in the ordinary course of business of officers or employees that are not at the level of vice president or above) and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with such Acquired Company; and (iii) the Company shall promptly notify Parent of the receipt of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions.

(b) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent; (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(b) of the Disclosure Schedule, the Company shall not, and the Company shall ensure that the other Acquired Companies do not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock upon the valid exercise of, or the vesting or scheduled delivery of shares pursuant to, Company Equity Awards outstanding as of the date of this Agreement or issued during the Pre-Closing Period in compliance with this Section 4.2(b)(ii), in each case in accordance with their terms and (2) the Company may, in the ordinary course of business and consistent with past practices, but subject to the limitations set forth in Part 4.2(b)(ii) of the Disclosure Schedule, grant to employees of the Acquired Companies hired during the Pre-Closing Period in compliance with Section 4.2(b)(xiv) and to non-officer employees of the Acquired Companies Company Options (having an exercise price equal to the fair market value of the Company Common Stock covered by such Company Option, determined as of the time of the grant of such Company Option) and Company RSUs, in each case containing no vesting acceleration provisions and containing the Company’s standard vesting schedule);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any Company Equity Award, or otherwise modify any of the terms of any outstanding Company Equity Award, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any liquidation, dissolution, merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) (A) form any Subsidiary; or (B) acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in the Company’s capital expenditure budget as set forth in Part 4.2(b)(vi) of the Disclosure Schedule (except that the Acquired Companies may make unbudgeted capital expenditures that, when added to all other unbudgeted capital expenditures made by or on behalf of the Acquired Companies during a fiscal quarter, do not exceed $50,000 in the aggregate);

(vii) (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract; or (B) renew, extend, amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than in the ordinary course of business and consistent with past practices;

(viii) enter into or become bound by any Contract imposing any material restriction on the right or ability of any Acquired Company (A) to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (B) to acquire any material product or other material asset or any service from any other Person, sell any product or other material asset to or perform any service for any other Person, (C) transact business or deal in any other manner with any other Person or (D) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;

(ix) enter into or become bound by any Contract that (A) grants material and exclusive rights to license, market, sell or deliver any product of any Acquired Company, (B) contains any “most favored nation” or similar provision in favor of the other party or (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(x) (A) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices and the renewal of any non-material Lease upon the expiration thereof for a renewal term no greater than six months); or (B) waive or relinquish any material right;

(xi) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrance, except for Encumbrances that do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes;

(xii) (A) lend or advance money to any Person, other than routine advances to employees and independent contractors for travel and other normal business expenses incurred in the ordinary course of business consistent with past practices; or (B) incur, assume, guarantee or prepay any indebtedness (directly, contingently, or otherwise), except that any Acquired Company may lend money to any other Acquired Company, or incur any indebtedness to, or guarantee any indebtedness of, any other Acquired Company, in each case in the ordinary course of business and consistent with past practices;

(xiii) (A) enter into any collective bargaining agreement, works council agreement or other Contract with any employee representative body or (B) establish, adopt, enter into, materially amend or terminate any Company Employee Plan or Company Employee Agreement or any plan, practice, agreement, arrangement or policy that would be a Company Employee Plan or Company Employee Agreement if it was in existence on the date of this Agreement (other than extensions, renewals or replacements of any Company Employee Plan, in the ordinary course of business consistent with past practice), pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (excluding equity-based compensation, which is addressed in Section 4.2(b)(ii)) or remuneration payable to, any of its directors, officers or other employees (except that the Company (1) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process, (2) may make customary bonus payments consistent with past practices in accordance with existing bonus plans referred to in Part 2.16(h) of the Disclosure Schedule and (3) may, subject to Section 4.2(b)(xiv), pay, or make any new commitment to pay, in each case in the ordinary course of business consistent with past practice, any compensation (excluding equity-based compensation, which is addressed in Section 4.2(b)(ii)) to any newly hired Company Associate);

(xiv) (A) hire any employee at the level of senior director or above or with an annual base salary in excess of $240,000; (B) promote any employee to the level of senior director or above; or (C) engage any consultant or independent contractor, unless the engagement of such consultant or independent contractor may be terminated by such Acquired Company on less than six months’ notice;

(xv) (A) change in any material respect (1) any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies or other business policies or (2) any of its methods of accounting or accounting practices, including with respect to Taxes; (B) offer any discount, rebate, strategic buy or Contract or purchase order modification to any customer or distributor that has the effect of artificially or temporarily increasing the Acquired Companies’ consolidated revenues; or (C) write down any of its material assets in excess of $50,000 in the aggregate, except for depreciation and amortization in accordance with GAAP or in the ordinary course of business consistent with past practice;

(xvi) (A) adopt any material method of Tax accounting or make any material Tax election (or allow any material Tax election previously made to expire) that is inconsistent with any of the positions taken, elections made or methods used in preparing or filing Tax Returns with respect to periods ending prior to the Closing (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date); (B) prepare or file any material Tax Return or amended Tax Return inconsistent with past practices; (C) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of Taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to Taxes; or (D) request any ruling, closing agreement or similar guidance with respect to a material amount of Taxes;

(xvii) (A) commence any Legal Proceeding; or (B) settle any Legal Proceeding, other than (i) Permitted Settlements, (ii) settlements entered into in accordance with Section 5.13 or (iii) routine collection matters in the ordinary course of business and consistent with past practices;

(xviii) abandon, forfeit, permit to lapse, terminate or cancel any material right (including any Intellectual Property Rights) or take any action or fail to take any action if the taking of or failure to take such action will, or would reasonably be expected to, result in any of the foregoing;

(xix) enter into any Contract covering any Company Associate or make any payment to any Company Associate that, considered individually or collectively with any other such Contracts or payments, will or would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements);

(xx) convene any special meeting of the Company’s stockholders, except in accordance with Section 5.2;

(xxi) other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income Taxes would be incurred in connection with such repatriation; provided, however, that in the event that (A) the Company notifies Parent of any such proposed transfer or repatriation and (B) Parent fails to promptly and in good faith consider such proposed transfer or repatriation and respond to the Company with respect thereto, the written consent of Parent for such transfer or repatriation shall be deemed to have been obtained by the Company;

(xxii) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xxiii) cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor; or

(xxiv) authorize, approve, agree, commit or offer to take any of the actions described in clauses “(i)” through “(xxiii)” of this Section 4.2(b).

Notwithstanding the foregoing, Parent will not unreasonably withhold, delay or condition its consent to the taking of: (1) any action prohibited by clause “(v)(A)”, “(vi),” “(vii),” “(x),” “(xi),” “(xii)(A)”, “(xiv),” “(xv)(A),” “(xv)(C)”, “(xvi)”, “(xvii)(B)” or “(xxiii)” above; or (2) any action prohibited by clause “(xxiv)” above (to the extent relating to clause “(v)(A)”, “(vi),” “(vii),” “(x)(A),” “(xi),” “(xii)(A)”, “(xiv),” “(xv)(A),” “(xv)(C)”, “(xvi)”, “(xvii)(B)” or “(xxiii)” above). Parent acknowledges and agrees that nothing contained in this Agreement shall give Parent the right to control or direct the operations of the Company prior to the Effective Time within the meaning of applicable Antitrust Laws. If the Company expects to rely on clause “(w)” of this Section 4.2(b) to take, or permit any other Acquired Company to take, any action that would otherwise be prohibited by this Section 4.2(b), then at least three Business Days before such action is taken, the Company shall deliver a written notice to Parent stating that the Company intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action.

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) any written communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the Merger or any of the other Contemplated Transactions; (ii) the obtaining of actual knowledge by any officer or director of the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (iii) the obtaining of actual knowledge by any officer or director of the Company of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iv) any breach of any covenant or obligation of the Company that, either individually or in the aggregate with any other breaches, would reasonably be expected to cause the condition to closing set forth in Section 6.2 not to be satisfied; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 No Solicitation.

(a) The Company shall not (and shall not resolve or publicly propose to) directly or indirectly, and shall ensure that the other Acquired Companies do not (and do not resolve or publicly propose to), and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub and their Representatives acting on Parent’s behalf): (i) solicit, initiate, knowingly encourage, assist, knowingly induce or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person (other than Parent and its Affiliates) becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any Contract relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company may furnish non-public information regarding the Acquired Companies to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company after the date of this Agreement by such Person (and not withdrawn) if: (i) none of the Acquired Companies or any of their respective Representatives shall have materially breached any of the provisions set forth in this Section 4.3; (ii) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer; (iii) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) at least two Business Days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company: (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person; and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Companies, “standstill” provisions no less favorable to the Company than the “standstill” provisions contained in the Confidentiality Agreement and other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (it being understood that, for purposes of this clause “(B)” only, the amendment to the Confidentiality Agreement referred to Section 4.1(b) shall be disregarded); and (v) at least 24 hours prior to furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

(c) If the Company, any other Acquired Company or any Representative of any Acquired Company receives an Acquisition Proposal or an Acquisition Inquiry, or receives any request for non-public information in connection with an Acquisition Proposal or an Acquisition Inquiry, at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry or any such request): (i) advise Parent both orally and in writing of such Acquisition Proposal, Acquisition Inquiry or request (including the identity of the Person making or submitting such Acquisition Proposal, Acquisition Inquiry or request and the material terms and conditions thereof); and (ii) provide Parent with copies of all documents and communications received by any Acquired Company or any Representative of any Acquired Company setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal, Acquisition Inquiry or request. The Company shall keep Parent fully informed, on a reasonably current basis, with respect to the status of any such Acquisition Proposal, Acquisition Inquiry or request and any modification or proposed modification thereto, and shall (A) promptly (and in no event later than 24 hours) notify Parent if it intends to provide non-public information in connection with, or to engage in discussions or negotiations concerning, such Acquisition Proposal, Acquisition Inquiry or request and (B) promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or communication between or otherwise involving (1) any Acquired Company or any Representative of any Acquired Company and (2) the Person that made or submitted such Acquisition Proposal, Acquisition Inquiry or request or any Representative of such Person. As and to the extent required by Section 4.3(b)(v), the Company shall provide Parent with 24 hours’ prior notice (or such lesser prior notice as is provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board is expected to consider providing non-public information to any Person in connection with any Acquisition Proposal or Acquisition Inquiry.

(d) The Company shall, and shall ensure that each of the other Acquired Companies shall, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation or encouragement of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company: (i) agrees that it will not, and it shall ensure that none of the other Acquired Companies will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Companies is or becomes a party or under which any of the Acquired Companies has or acquires any rights; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent (it being understood that such reasonable efforts will require the Company to pursue litigation against any Person that breaches any “standstill” provision or other “deal protection” provision in any such agreement); provided, however, that (except as expressly set forth in the immediately preceding parenthetical) such reasonable efforts will not require the Company to pursue any litigation; and provided, further, that the Company may release a Person from, or amend or waive any provision of, any “standstill” agreement or provision if: (A) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision or the failure to amend such agreement or waive such provision would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; and (B) the Company provides Parent with written notice of the Company’s intent to take such action at least 48 hours before taking such action.

(f) Promptly after the date of this Agreement, the Company shall: (i) request each Person that has received confidential information from any of the Acquired Companies or any of their respective Representatives at any time since January 1, 2018 pursuant to a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Company to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Companies; and (ii) except as otherwise permitted by Section 4.3(b), prohibit any third party from having access to any physical or electronic data room relating to any possible Acquisition Proposal or Acquisition Inquiry.

(g) The Company acknowledges and agrees that any action taken by any Representative of any Acquired Company (whether or not such Representative is purporting to act on behalf of any of the Acquired Companies) which, if taken by the Company, would constitute a breach of any provision set forth in this Section 4.3 shall be deemed to constitute a breach of such provision by the Company.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Proxy Statement. As promptly as practicable (and in any event within 12 Business Days) after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendment or supplement thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Legal Requirements. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond promptly to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of (a) receiving notification that the SEC or its staff is not reviewing the Proxy Statement and (b) the conclusion of any SEC or staff review of the Proxy Statement. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

5.2 Company Stockholders’ Meeting.

(a) The Company shall: (i) take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to vote on a proposal to adopt this Agreement; and (ii) submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholders’ Meeting, and shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent, which consent shall not be unreasonably withheld if such change is required by any Legal Requirement. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement: (A) the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the consent of Parent, other than (1) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Legal Requirements is disclosed to the Company’s stockholders or (2) if, as of the time at which the Company Stockholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders’ Meeting, to the extent necessary to obtain such a quorum; and (B) the Company shall postpone or adjourn the Company Stockholders’ Meeting if Parent requests such postponement or adjournment in order to permit the solicitation of additional proxies in favor of the adoption of this Agreement, in which case, the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable.

(b) Subject to Section 5.2(d): (i) the Proxy Statement shall include a statement to the effect that the Company’s board of directors has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) has unanimously approved this Agreement and unanimously approved the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL; and (iii) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting. (The unanimous determination that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”) The Company shall ensure that the Proxy Statement includes the opinion of the financial advisor referred to in Section 2.24.

(c) Except as provided in Section 5.2(d), neither the Company’s board of directors nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation shall be deemed to have been modified by the Company’s board of directors in a manner adverse to Parent and Merger Sub if the Company Board Recommendation shall no longer be unanimous); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or would reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.3(b); or (iv) resolve, agree or publicly propose to, or permit any Acquired Company or any Representative of any Acquired Company to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).

(d) Notwithstanding anything to the contrary contained in Section 5.2(c), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company’s board of directors may withdraw or modify the Company Board Recommendation and, in the case of clause “(i)” below, may also cause the Company to terminate this Agreement in accordance with Section 8.1(i) and, concurrently with such termination, cause the Company to enter into an Alternative Acquisition Agreement in accordance with, and subject to compliance with, the provisions of Section 8.1(i):

(i) if: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company after the date of this Agreement and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a material breach of any of the provisions of Section 4.3 or Section 5.2 or the Confidentiality Agreement; (C) the Company provides Parent with 48 hours’ prior written notice (or such lesser prior notice as is provided to the members of the Company’s board of directors) of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by the Company’s board of directors (including a copy of any draft Contract relating to such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal; (D) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (E) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (F) no less than four Business Days prior to withdrawing or modifying the Company Board Recommendation or terminating this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, the Company’s board of directors delivers to Parent a written notice (a

“Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a material breach of any of the provisions of Section 4.3 or Section 5.2 or the Confidentiality Agreement, (2) stating that the Company’s board of directors intends to withdraw or modify the Company Board Recommendation (and describing any intended modification of the Company Board Recommendation) or terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer and all other documents and written communications relating to such Superior Offer not previously provided to Parent; (G) for four Business Days after receipt by Parent of such Recommendation Change Notice, the Company’s board of directors has not withdrawn or modified the Company Board Recommendation and the Company has not attempted to terminate this Agreement pursuant to Section 8.1(i); (H) throughout such four Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law; and (I) at the time of withdrawal or modification of the Company Board Recommendation or the termination of this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Superior Offer; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(H)” above or otherwise; or

(ii) if: (A) there shall occur or arise after the date of this Agreement a material event, material development or change in circumstances that relates to and is material to the Acquired Companies (taken as a whole) (but does not relate to any Acquisition Proposal) that was not known, and would not reasonably be expected to have been known or foreseen, by any of the Acquired Companies on the date of this Agreement (or if known, the consequences of which were not known, and would not reasonably be expected to have been known or foreseen, by any of the Acquired Companies as of the date of this Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to any of the Acquired Companies prior to the adoption of this Agreement by the Required Company Stockholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, this Agreement (any such material event, material development or material change in circumstances being referred to as a “Change in Circumstances”); (B) the Company provides Parent with 48 hours’ prior written notice (or such lesser prior notice as is provided to the members of the Company’s board of directors) of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Change in Circumstances requires the Company’s board of directors to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations to the

Company’s stockholders under applicable Delaware law; (D) no less than four Business Days prior to withdrawing or modifying the Company Board Recommendation, the Company’s board of directors delivers to Parent a written notice (1) stating that a Change in Circumstances has arisen, (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation and (3) containing a reasonably detailed description of such Change in Circumstances; (E) throughout such four Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances; and (F) at the time of withdrawing or modifying the Company Board Recommendation, the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” above or otherwise.

For purposes of clause “(i)” of the first sentence of this Section 5.2(d), any change in the form or amount of the consideration payable in connection with a Superior Offer, and any other material change to any of the terms of a Superior Offer, will be deemed to be a new Superior Offer, requiring a new Recommendation Change Notice and a new advance notice period; provided, however, that the advance notice period applicable to any such change to a Superior Offer pursuant to clause “(i)(F)” of the first sentence of this Section 5.2(d) shall be two Business Days rather than four Business Days. The Company agrees to keep confidential, and not to disclose to the public or to any Person, other than the Company’s Representatives, any and all information regarding any negotiations that take place pursuant to clause “(i)(H)” or clause “(ii)(E)” of the first sentence of this Section 5.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations), unless (aa) the disclosure of such information is required by applicable Legal Requirements or (bb) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to disclose such information would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law. The Company shall ensure that any withdrawal or modification of the Company Board Recommendation: (x) does not change or otherwise affect the approval of this Agreement or any of the Support Agreements by the Company’s board of directors for purposes of Section 203 of the DGCL; and (y) does not have the effect of causing any corporate Takeover Statute of the State of Delaware or any other state to be applicable to this Agreement or any of the Support Agreements, the Merger or any of the other Contemplated Transactions.

(e) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; provided, however, that this Section 5.2(e) shall not be deemed to permit the Company’s board of directors to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Merger Sub or take any of the actions referred to in Section 5.2(c) except, in the case of a withdrawal or modification of the Company Board Recommendation, to the extent permitted by Section 5.2(d); provided, further, that in the case of each of clauses “(i)” and “(ii)” above, any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent and Merger Sub unless the Company’s board of directors publicly and unanimously reaffirms the Company Board Recommendation in such disclosure.

(f) Subject to the Company’s right to terminate this Agreement in accordance with Section 8.1(i), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Change in Circumstances or by any withdrawal or modification of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders.

5.3 Treatment of Company Options and Company Restricted Stock Units.

(a) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each In the Money Option that is vested (after giving effect to any applicable terms of vesting acceleration) and held by a Person who is not a Continuing Employee (each, a “Cash-Out Option”) shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding Taxes, or other amounts required by applicable Legal Requirements to be withheld) an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Cash-Out Option multiplied by (ii) the excess of (A) the Price Per Share over (B) the per share exercise price for the Company Common Stock subject to such Cash-Out Option. Following the Effective Time, any such canceled Cash-Out Option shall entitle the former holder of such Cash-Out Option only to the payment described in this Section 5.3(a), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any other Person, each In the Money Option that is held by a Continuing Employee, whether vested or unvested, shall be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under such Company Option (including any provisions with respect to the acceleration of vesting following the Effective Time), that number of Parent Common Shares (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option, multiplied by (ii) the Conversion Ratio, at an exercise price per Parent Common Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Company Common Stock subject to such Company Option, by (B) the Conversion Ratio (each such assumed Company Option, as so adjusted, a “Converted Option”); provided, however, that, following the Effective Time, all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent. The assumption and conversion of Converted Options contemplated by this Section 5.3(b) shall in each case be effected in a manner intended to comply with Section 409A of the Code.

(c) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Out of the Money Option and each In the Money Option that is unvested (after giving effect to any applicable terms of vesting acceleration) and held by a Person who is not a Continuing Employee shall be canceled and extinguished for no consideration.

(d) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any applicable terms of vesting acceleration) and held by a Continuing Employee shall be converted into that number of Parent restricted stock units, rounded down to the nearest whole share, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU, multiplied by (ii) the Conversion Ratio (each such assumed Company RSU, as so adjusted, a “Converted RSU”). Any

Converted RSU issued pursuant to this Section 5.3(d) shall be subject to the same terms and conditions as were applicable to such Company RSU prior to the Effective Time (including any provisions with respect to the acceleration of vesting following the Effective Time); provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent.

(e) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU that is outstanding and unvested (after giving effect to any applicable terms of vesting acceleration) immediately prior to the Effective Time and held by a Person who is not a Continuing Employee shall be canceled and extinguished for no consideration.

(f) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU that is outstanding and vested (and with respect to which shares of Company Common Stock have not yet been issued) immediately prior to the Effective Time (after giving effect to any applicable terms of vesting acceleration and including those Company RSUs that become vested immediately prior to or as of the Effective Time) shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding Taxes, or other amounts required by applicable Legal Requirements to be withheld) an amount in cash equal to the product of (i) the Price Per Share, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU. Following the Effective Time, any such canceled Company RSU shall entitle the former holder of such Company RSU only to the payment described in this Section 5.3(f), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Company RSU to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code.

(g) Notwithstanding anything to the contrary contained in this Agreement, if a Company Equity Award is subject to the Legal Requirements of a non-U.S. jurisdiction and Parent determines that such Company Equity Award may not be subject to the treatment set forth in Section 5.3(a), Section 5.3(b), Section 5.3(c), Section 5.3(d), Section 5.3(e) or Section 5.3(f), as applicable, under the applicable Legal Requirements of such non-U.S. jurisdiction, Parent shall provide for such treatment that is in compliance with such Legal Requirements and reasonably agreed upon by Parent and the Company at least 20 calendar days prior to the Effective Time.

(h) Effective immediately prior to the Effective Time, each Director Option and each Director RSU that is then outstanding and unvested shall be vested in full.

(i) The amount of cash, if any, that a holder of a Company Equity Award is entitled to receive with respect to such Company Equity Award pursuant to Section 5.3(a) or Section 5.3(f) shall be rounded down to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all Company Equity Awards held by such holder pursuant to Sections 5.3(a) and 5.3(f).

(j) Prior to the Effective Time, each of Parent and the Company shall take all actions necessary (including obtaining any required consents) to effectuate the provisions set forth in this Section 5.3; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time. Parent agrees to file, as soon as reasonably practicable but in no event later than ten Business Days after the Effective Time, a registration statement on Form S-8 (if available for use by Parent) with respect to the Parent Common Shares issuable with respect to Converted Options and Converted RSUs, in each case that are eligible to be registered on Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Options and Converted RSUs assumed in accordance with this Agreement remain outstanding.

5.4 Treatment of Company ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be necessary to provide that: (w) no new offering period (or similar period during which shares may be purchased) shall commence under the ESPP following the commencement of the offering period scheduled to commence on May 15, 2019(the “Final Offering Period”) (it being understood and agreed that the offering period scheduled to commence on May 15, 2019 shall have a maximum duration of six months); (x) participants in the ESPP as of the date of this Agreement may not increase their payroll deductions under the ESPP from those in effect at the commencement of the Final Offering Period; (y) no new participants may commence participation in the ESPP following the commencement of the Final Offering Period; and (z) the Final Offering Period may not be extended beyond its original six month duration. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the Closing), the Company shall take such action as may be necessary to: (i) cause the Final Offering Period (or similar period during which shares may be purchased) to be the final offering period under the ESPP and to be terminated no later than three Business Days prior to the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause each participant’s then-outstanding share purchase right under the ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; and (iv) terminate the ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP (as amended pursuant to this Section 5.4), and each share purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Price Per Share in accordance with Section 1.5, subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 5.4), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be granted or exercised under the ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms of the ESPP.

5.5 Treatment of Company Warrants.

(a) Prior to the Closing, the Company shall properly provide timely prior written notice of this Agreement, the Merger and the other Contemplated Transactions to the holders of the Warrants in accordance with the terms of the Warrants.

(b) As promptly as practicable after the date of this Agreement, but no later than three Business Days prior to the Closing Date, the Company shall, in consultation with Parent, use its reasonable best efforts to cause the Warrants to be amended to provide that the Warrants shall be canceled, terminated and extinguished without consideration at the Effective Time and that, from and after the Effective Time, the holders of the Warrants shall have no rights with respect thereto. Each such amendment shall be in form and substance reasonably satisfactory to Parent, and shall be subject to advance review and reasonable approval by Parent.

5.6 Employee Benefits.

(a) For a period of one year following the Effective Time, and in addition to the applicable Legal Requirements of each jurisdiction, Parent shall, or shall cause the Surviving Corporation to, maintain, for each employee of the Acquired Companies who continues in employment with Parent, the Surviving Corporation or any Subsidiary thereof, base salary at a level that is no less favorable than the base salary provided to such employee immediately prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation or the applicable Parent Subsidiary, to honor and abide by the terms of any written severance and change in control plan, agreement or arrangement for the benefit of the Continuing Employees that is in effect as of the date of this Agreement and is set forth in Part 5.6(a) of the Disclosure Schedule.

(b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Continuing Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit under its benefit plans) shall, to the extent permitted by the terms of the applicable Parent Plan, be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall, to the extent permitted by the terms of the applicable Parent Plan, waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Company Employee Plan. To the extent permitted under the applicable Parent Plan, Parent agrees to give or cause its Subsidiaries (including the Surviving Corporation) to give the Continuing Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Company Employee Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(c) Parent agrees that all Continuing Employees located in the U.S. shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans, subject in each case to the terms and conditions of such plans; provided, however, that nothing in this Section 5.6(a) or elsewhere in this Agreement shall: (i) be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent; (ii) be deemed to establish, amend, modify or cause to be adopted any Company Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Affiliates; or (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Effective Time. Except for Indemnified Persons to the extent of their rights pursuant to Section 5.7, no Company Associate shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.6(a) shall limit the effect of Section 9.8.

(d) Unless otherwise requested by Parent in writing at least five Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and reasonable approval of Parent), effective no later than the day prior to the date on which the Merger becomes effective. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(e) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions (as reasonably determined by the Company, based on its outside counsel’s advice), the Company shall consult with Parent and shall ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, the Acquired Companies shall, at Parent’s request, reasonably cooperate with Parent in communications with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the Contemplated Transactions (whether alone or in combination with additional events), including the matters described in this Section 5.6.

5.7 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of any Acquired Company (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company’s or the applicable Acquired Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in those indemnification agreements between an Acquired Company and such Indemnified Persons (as in effect as of the date of this Agreement) Made Available to Parent, shall survive the Merger and shall continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware law) for a period of six years from the date on which the Merger becomes effective.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available to Parent (the “Existing D&O Policy”), to the extent that such directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the annual premium paid prior to the date of this Agreement by the Company for the Existing D&O Policy (the “Maximum Premium”). If any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Parent and the Surviving Corporation or, prior to the Effective Time, the Company shall have the right to purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Effective Time and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy; provided, however, that neither Parent nor the Surviving Corporation shall be obligated to, and the Company shall not (without the prior written consent of Parent), expend an amount for such “tail” policy in excess of the Maximum Premium. If such “tail” policy is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 5.7(b).

(c) The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons, who are intended third-party beneficiaries of this Section 5.7 from and after the Effective Time.

5.8 Regulatory Approvals and Related Matters.

(a) Each party shall use its reasonable best efforts, and will cause its Subsidiaries to use their reasonable best efforts, to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall: (i) as promptly as practicable, but in no event later than 10 Business Days after the date of this Agreement, prepare and file the notifications required under the HSR Act; (ii) respond as promptly as practicable to (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters; (iii) engage in pre-filing discussions with CFIUS, as deemed advisable by Parent; (iv) as promptly as practicable after the date of this Agreement prepare and file with CFIUS a declaration pursuant to 31 C.F.R. § 801.402(a), which declaration shall state that if the action taken by CFIUS at the end of the declaration assessment period satisfies the CFIUS Condition, then the parties intend to consummate the Merger promptly after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7, (v) if, at the conclusion of the 30-day declaration assessment period described in 31 C.F.R. § 801.404, the CFIUS Condition has not been satisfied, then Parent and the Company shall forgo the submission of an initial draft of the Joint Voluntary Notice to CFIUS pursuant to 31 C.F.R. § 800.401(f), unless CFIUS specifically requests such a draft, and shall promptly prepare and submit a formal Joint Voluntary Notice to CFIUS pursuant to 31 C.F.R. § 800.401(a); and (vi) use commercially reasonable efforts to respond as promptly as practicable, and no later than the deadline specified by CFIUS for such a response, to any information request from CFIUS in connection with the CFIUS assessment, review or investigation of the Merger. The Company and Parent agree that if CFIUS suggests or requests, or if Parent determines it to be reasonably appropriate in connection with satisfying the CFIUS Condition, that the parties withdraw and resubmit the declaration described in clause “(iv)” above or the Joint Voluntary Notice submitted to CFIUS pursuant to this Section 5.8(a), the Company and Parent shall cooperate in withdrawing and resubmitting such declaration or Joint Voluntary Notice.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.8(a). Notwithstanding anything to the contrary contained in this Section 5.8 or elsewhere in this Agreement, Parent: (i) shall have the principal responsibility for devising and implementing the strategy of the parties with respect to seeking any actions or Consents of any Governmental Body with respect to the Merger and coordinating any contacts with any Governmental Body; and (ii) shall take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such action or Consent. Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the immediately preceding sentence and the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (A) consult with the other in good faith prior to taking a position with respect to any filing or submission required by Section 5.8(a); (B) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions or proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any filing or submission required by Section 5.8(a) or any antitrust-related Legal Proceeding related to this Agreement or the Contemplated Transactions; (C) coordinate with the other in preparing and exchanging such information; and (D) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body in connection with any filing or submission required by Section 5.8(a).

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing or submission made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirement applicable to the Merger or any of the other Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.8(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d) Subject to Section 5.8(e), each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions on a timely basis, including satisfying the CFIUS Condition. Without limiting the generality of the foregoing, but subject to Section 5.8(e), each party to this Agreement: (i) shall make all filings (if any), give all notices (if any) and provide all information (if any) required to be made, given or provided by such party in connection with the Merger or any of the other Contemplated Transactions; (ii) shall consult with such party’s employees to the extent required under any applicable Legal Requirement in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. Parent and the Company shall consult with each other with respect to all of the matters contemplated by clauses “(i),” “(ii)” and “(iii)” of this Section 5.8(d), and will keep the other apprised of the status of matters relating to the consummation of the Contemplated Transactions. If Parent reasonably determines in good faith that doing so would be advisable, at the request of Parent, the Company shall (A) divest, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Companies, provided that any such action is conditioned upon the consummation of the Merger, and (B) use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other Contemplated Transactions.

(e) Notwithstanding anything to the contrary contained in Section 5.8(d) or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement to (and none of the Acquired Companies shall, except with the prior written consent of Parent, agree to): (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, holding separate or license (or similar arrangement) of, or limit Parent’s freedom of action with respect to, any of the businesses, product lines or assets of Parent, Merger Sub, any of their respective Subsidiaries or any of the Acquired Companies, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, product lines or assets of Parent, Merger Sub, any of their respective Subsidiaries or any of the Acquired Companies; (ii) commence or contest, or cause any of its Subsidiaries or Affiliates to commence or contest, any litigation in which a Governmental Body is a party relating to the Merger or any of the other Contemplated Transactions, so long as Parent reasonably determines in good faith that commencing or contesting such litigation would not be advisable; (iii) amend or modify any of Parent’s or Merger Sub’s rights or obligations under this Agreement; or (iv) directly or indirectly (A) change, or commit to change, its place of domicile or organization or (B) restructure or commit to restructure any of the Contemplated Transactions, unless, in the case of the actions referred to in the foregoing clause “(i)”, such actions (A) are reasonably necessary to satisfy the conditions set forth in Sections 6.6 and 7.5 and (B) would not, individually or in the aggregate, reasonably be expected to result in a material and negative impact on the benefits of the Merger to Parent.

5.9 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, neither the Company nor Parent shall make any disclosure to the public regarding the Merger or any of the other Contemplated Transactions unless: (a) the other party shall have approved such disclosure; or (b) such party shall have been advised by its legal counsel that such disclosure is required by a Legal Requirement or the rules of the New York Stock Exchange or the Parent Stock Exchange and shall have provided the other party with reasonable advance notice of its intention to make such disclosure and the content of such disclosure. Notwithstanding the foregoing: (i) each of Parent and the Company may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) previous press releases, public disclosures or public statements or announcements made jointly by the parties (or individually, if approved by the other party); (ii) Parent or the Company may, without the prior consent of the other party, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement or the rules of the New York Stock Exchange or the Parent Stock Exchange if it first notifies and consults with the other party prior to issuing any such press release or making any such public announcement or statement and (iii) the Company need not consult with (or obtain the consent of) Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or any withdrawal or modification of the Company Board Recommendation in accordance with Section 5.2(d).

5.10 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each officer and director of each of the Acquired Companies, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as an officer or director of an Acquired Company).

5.11 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements to enable the de-listing by the Surviving Corporation of the Company Common Stock from the New York Stock Exchange and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.12 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Equity Awards in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.13 Stockholder Litigation. The Company shall promptly (and in any event within 24 hours) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in (but not control) the defense and settlement of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

5.14 Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Parent, on behalf of itself and Merger Sub), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall be accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the representations and warranties of the Company contained in Sections 2.20, 2.21, 2.22, 2.24 and 2.25 shall have been accurate in all material respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(c) The representation and warranty contained in Section 2.5(a) shall have been accurate in all respects as of the date of this Agreement.

(d) Each of the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b) (other than clauses “(F)” through “(K)”) and 2.3(d) shall have been accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature and amount (i.e., less than $1,000,000 in aggregate value) will be disregarded; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5 and 6.8 have been duly satisfied.

6.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

6.6 Regulatory Matters.

(a) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(b) The CFIUS Condition shall have been satisfied.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes consummation of the Merger illegal and remains in effect.

6.8 No Governmental Litigation. There shall not be pending or overtly threatened any Legal Proceeding brought by a Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that would materially and adversely affect the right of Parent or any of the Acquired Companies to own the assets or operate the business of the Acquired Companies; (d) seeking to compel any of the Acquired Companies, Parent or any Subsidiary of Parent, to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or any of the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of its Affiliates or any Acquired Company.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5 Regulatory Matters. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the CFIUS Condition shall have been satisfied.

7.6 No Restraints.

(a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Body in the United States and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger in the United States that makes consummation of the Merger by the Company illegal.

(b) No temporary restraining order, preliminary or permanent injunction or other binding order preventing the consummation of the Merger by the Company shall have been issued by any Specified Governmental Body (other than a Governmental Body in the United States) and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body (other than a Governmental Body in the United States) that makes consummation of the Merger by the Company illegal and remains in effect, except for any such order, decree, ruling or Legal Requirement that would not reasonably be expected to give rise to the imposition of criminal sanctions on, or criminal or personal liability to, the officers and directors of the Company if the Merger were consummated.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote) by written notice of the terminating party to the other parties:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (California time) on November 6, 2019 (the “End Date”); provided, however, that: (i) if, as of 11:59 p.m. (California time) on November 6, 2019, a Specified Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.7 (other than with respect to the Specified Circumstance) and 6.8 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent at or prior to 11:59 p.m. (California time) on November 6, 2019, extend the End Date to 11:59 p.m. (California time) on February 6, 2020 (it being understood that, for purposes of this clause “(i),” in order to determine whether the conditions set forth in Section 6.1 have been satisfied, all references in Section 6.1 to the “Closing Date” shall be deemed to refer instead to November 6, 2019); (ii) if, as of 11:59 p.m. (California time) on November 6, 2019, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.6 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company at or prior to 11:59 p.m. (California time) on November 6, 2019, extend the End Date to 11:59 p.m. (California time) on February 6, 2020 (it being understood that, for purposes of this clause “(ii),” in order to determine whether the conditions set forth in Section 7.1 have been satisfied, all references in Section 7.1 to the “Closing Date” shall be deemed to refer instead to November 6, 2019); (iii) if, as of 11:59 p.m. (California time) on February 6, 2020, a Specified Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.7 (other than with respect to the Specified Circumstance) and 6.8 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent at or prior to 11:59 p.m. (California time) on February 6, 2020, extend the End Date to 11:59 p.m. (California time) on May 6, 2020 (it being understood that, for purposes of this clause “(iii),” in order to determine whether the conditions set forth in Section 6.1 have been satisfied, all references in Section 6.1 to the “Closing Date” shall be deemed to refer instead to February 6, 2020); (iv) if, as of 11:59 p.m. (California time) on February 6, 2020, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.6 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company at or prior to 11:59 p.m. (California time) on February 6, 2020, extend the End Date to 11:59 p.m. (California time) on May 6, 2020 (it being understood that, for purposes of this clause “(iv),” in order to determine whether the conditions set forth in Section 7.1 have been satisfied, all references in Section 7.1 to the “Closing Date” shall be deemed to refer instead to February 6, 2020); and (v) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date (including any extensions to the End Date validly made in accordance with this Section 8.1(b)) was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(c) by either Parent or the Company if a Specified Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(e) by either Parent or the Company following a Final CFIUS Turndown; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if such Final CFIUS Turndown was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

(g) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that any of the conditions set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date: (A) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date (as it may be extended in accordance with Section 8.1(b)) and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company written notice of such inaccuracy or breach;

(h) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded); or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date (as it may be extended in accordance with Section 8.1(b)) and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent written notice of such inaccuracy or breach; or

(i) by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to accept a Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Superior Offer that has been executed on behalf of the Person that made such Superior Offer (an “Alternative Acquisition Agreement”), if: (i) the Company’s board of directors, after satisfying all of the requirements set forth in Section 5.2(d) and otherwise causing the Company to comply with the provisions of Section 4.3 and Section 5.2, shall have authorized the Company to enter into such Alternative Acquisition Agreement; (ii) the Company shall have delivered to Parent a written notice (that includes a copy of the Alternative Acquisition Agreement as an attachment) containing the Company’s representation and warranty that the Company’s board of directors has authorized the execution and delivery of the Alternative Acquisition Agreement on behalf of the Company and that the Company will enter into the Alternative Acquisition Agreement immediately prior to or concurrently with the termination of this Agreement pursuant to this Section 8.1(i); (iii) immediately prior to or concurrently with the termination of this Agreement pursuant to this Section 8.1(i), the Company enters into the Alternative Acquisition Agreement with respect to such Superior Offer; and (iv) immediately prior to or concurrently with such termination, the Company shall have paid to Parent or its designee the Termination Fee.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by the Company unless any fee required to be paid by the Company at or prior to the time of such termination pursuant to Section 8.3 shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without any liability or obligation on the part of the Company, Parent, Merger Sub or any of their respective directors, officers, employees, stockholders, Representatives, agents or advisors; provided, however, that: (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement (as amended pursuant to Section 4.1(b)) shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any party from any liability for fraud or any Knowing and Intentional Breach of any covenant or obligation contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under the DPA or any applicable foreign antitrust or competition-related law or regulation or other Legal Requirement.

(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) during the period commencing after the date of this Agreement and ending at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have first been made known to the Company or publicly disclosed, announced, commenced, submitted or made; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent a non-refundable fee in the amount of $16,450,000 (such non-refundable fee being referred to as the “Termination Fee”) in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(b), all references to “15% or more” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than 50%”.

(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and such Acquisition Proposal shall not have been publicly withdrawn at least 10 Business Days prior to the Company Stockholders’ Meeting; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent the Termination Fee in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(c), all references to “15% or more” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than 50%”.

(d) If this Agreement is terminated: (i) by Parent or the Company pursuant to any provision of Section 8.1 (other than Sections 8.1(a) and 8.1(h)) at any time during the period commencing on the occurrence of a Triggering Event and ending 20 Business Days after the date of the final vote by the Company’s stockholders on a proposal to adopt this Agreement at the Company Stockholders’ Meeting (with such date to be determined after taking into account any adjournments or postponements of such meeting) (other than a termination of this Agreement pursuant to Section 8.1(b), Section 8.1(c) (in the case of Section 8.1(c) only, as a result of a challenge, suit or legal proceeding brought by the FTC or the DOJ under any Federal Antitrust Law or brought by a Governmental Body under the DPA) or Section 8.1(e) where, as of the time of such termination, a Designated Circumstance exists and each of the conditions referred to in clause “(ii)” of Section 8.3(e) shall have been satisfied); (ii) by Parent pursuant to Section 8.1(f); or (iii) by the Company pursuant to Section 8.1(i), then the Company shall pay to Parent the Termination Fee in cash.

(e) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), Section 8.1(c) (in the case of Section 8.1(c) only, as a result of a challenge, suit or legal proceeding brought by the FTC or the DOJ under any Federal Antitrust Law or brought by a Governmental Body under the DPA) or Section 8.1(e); and (ii) as of the time of termination of this Agreement, a Designated Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.7 (other than with respect to the Designated Circumstance) and 6.8 (other than with respect to the Designated Circumstance) shall have been satisfied (it being understood that, for purposes of this Section 8.3(e), in order to determine whether the conditions set forth in Section 6.1 shall have been satisfied, all references in Section 6.1 to the “Closing Date” shall be deemed to refer instead to the date of termination of this Agreement), then Parent shall, within two Business Days after the date of termination of this Agreement, pay to the Company a nonrefundable fee in the amount of $25,700,000 (such non-refundable fee being referred to as the “Reverse Termination Fee”) in cash. For the avoidance of doubt, the Company shall be entitled to receive the Reverse Termination Fee pursuant to the immediately preceding sentence if: (A) any condition set forth in Section 6.6 is not satisfied as a result of a Governmental Body conditioning its approval on, seeking to impose, or imposing a Burdensome Condition; (B) Parent declines to accept or agree to the imposition of such Burdensome Condition and declines to waive such unsatisfied condition; (C) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(c) (in the case of Section 8.1(c) only, as a result of a challenge, suit or legal proceeding brought by the FTC or the DOJ under any Federal Antitrust Law or brought by a Governmental Body under the DPA) or Section 8.1(e); and (D) as of the time of such termination, a Designated Circumstance exists and each of the conditions referred to in clause “(ii)” of the immediately preceding sentence shall have been satisfied.

(f) Any Termination Fee required to be paid to Parent pursuant to Section 8.3(b) or Section 8.3(c) shall be paid by the Company contemporaneously with the earlier to occur of the consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 8.3(b) or Section 8.3(c). Any Termination Fee required to be paid to Parent pursuant to Section 8.3(d) shall be paid by the Company (A) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination or (B) in the case of a termination of this Agreement by Parent, within two Business Days after such termination.

(g) Each of the parties acknowledges and agrees that in no event shall Parent or the Company be required to pay the Termination Fee or Reverse Termination Fee under this Section 8.3 on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the parties acknowledges and agrees that (i) the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, the parties would not have entered into this Agreement and (ii) neither the Termination Fee nor the Reverse Termination Fee is a penalty, but rather each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which the Termination Fee or the Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary contained in this Agreement: (A) except in the case of fraud or a Knowing and Intentional Breach of any of the Company’s covenants or obligations contained in this Agreement, if this Agreement is validly terminated in accordance with Section 8.1, Parent’s right to receive payment of the Termination Fee from the Company in the circumstances under which such fee is payable pursuant to this Section 8.3 (plus, if the Termination Fee is not timely paid, the interest, fees and expenses described in Section 8.3(h)) shall be the sole and exclusive remedy of Parent and Merger Sub against the Acquired Companies and any of their respective former, current or future officers, directors, partners, stockholders, option holders, managers, members or Affiliates (each such Person, a “Company Related Party”) for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of the Acquired Companies or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement; and (B) except in the case of fraud or a Knowing and Intentional Breach of any of Parent’s or Merger Sub’s covenants or obligations contained in this Agreement, if this Agreement is validly terminated in accordance with Section 8.1, the Company’s right to receive payment of the Reverse Termination Fee from Parent in the circumstances under which such fee is payable pursuant to Section 8.3(e) (plus, if the Reverse Termination Fee is not timely paid, the interest, fees and expenses described in Section 8.3(h)) shall be the sole and exclusive remedy of the Company against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, option holders, managers, members, Subsidiaries or Affiliates (each such Person, a “Parent Related Party”) for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of Parent, Merger Sub or any of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement. Nothing in this Section 8.3(g) shall limit the rights of Parent, Merger Sub or the Company under Section 9.12 (or otherwise with respect to injunctive or similar relief).

(h) If any party fails to pay when due any amount payable under this Section 8.3, then (i) such party shall reimburse the other party for all reasonable and documented out-of-pocket fees and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3 and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the sum of the Prime Rate in effect on the date such overdue amount was originally required to be paid plus 500 basis points.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended, modified or supplemented by a written agreement signed by the Company, Parent and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) At any time prior to the Effective Time, the parties may: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any covenants and agreements contained in this Agreement; or (iv) subject to the proviso to the first sentence of Section 9.1 and to the extent permitted by applicable Legal Requirements, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) and the Confidentiality Agreement (as amended pursuant to Section 4.1(b)) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the provisions of the Confidentiality Agreement (as amended pursuant to Section 4.1(b)) shall not be superseded and shall remain in full force and effect in accordance with their terms (it being understood that nothing in the Confidentiality Agreement shall limit Parent’s remedies in the event of fraud by any Acquired Company or by any Representative of any Acquired Company). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between any of the parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Section 2 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or relate to only the particular provision, set forth in the corresponding numbered or lettered section in Section 2 (or any other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty. For purposes of this Agreement, each statement or other item of information set forth or incorporated in a particular part or subpart of the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in the corresponding section or subsection of Section 2.

9.7Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights, interests or obligations hereunder may be assigned or delegated by the Company, in whole or in part, by operation of law or otherwise, without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by the Company without Parent’s prior written consent shall be void and of no effect. Parent and Merger Sub may assign any or all of their respective rights or obligations under this Agreement, in whole or in part, to any Affiliate of Parent without obtaining the consent or approval of any other party hereto; provided, however, that such assignment will not relieve Parent or Merger Sub of any of their respective obligations under this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (a) the Indemnified Persons shall be third-party beneficiaries of Section 5.7 and (b) in addition to any of the other rights or remedies contained herein, the Company shall have the right (which right is hereby acknowledged by Parent and Merger Sub) to pursue claims for damages (including claims for damages based on loss of the economic benefit of the Merger to the Company’s stockholders) on behalf of its stockholders in the event either Parent or Merger Sub commits fraud or any Knowing and Intentional Breach with respect to its representations, warranties or covenants set forth in this Agreement, which rights shall be enforceable on behalf of the Company’s stockholders only by the Company, in its sole and absolute discretion through actions approved by the board of directors of the Company.

9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand or sent by registered or certified mail in the United States, return receipt requested, when delivered; (b) if sent by registered, certified or first class mail, the third Business Day after being sent; (c) if sent via an international courier service, three Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Marvell Technology Group Ltd.

Canon’s Court

22 Victoria Street

Hamilton HM 12 Bermuda

Attention: General Manager

Email: mgaynor@marvell.com

with a copy (which shall not constitute notice) to:

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, CA 95054

Attention: Chief Administration and Legal Officer

Email: mgaynor@marvell.com

and

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention:        Richard E. Climan

                        Christopher R. Moore

Email:             richard.climan@hoganlovells.com

                       christopher.moore@hoganlovells.com

if to the Company:

Aquantia Corp.

91 E. Tasman Drive

Suite 100

San Jose, California 95134

Attention:         Legal Department

Email:              legal@aquantia.com

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention:        Babak Yaghmaie

                        Alfred Browne

Email:             byaghmaie@cooley.com

                       abrowne@cooley.com

9.10 Cooperation. The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by a party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the parties are unable to agree to such replacement, the parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

9.12 Remedies. Any and all remedies in this Agreement expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity, upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy, and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Mitchell Gaynor
Name:	Mitchell Gaynor
Title:	Chief Administration and Legal Officer

ANTIGUA ACQUISITION CORP.

By:	/s/ Mitchell Gaynor
Name:	Mitchell Gaynor
Title:	Chief Administration and Legal Officer

AQUANTIA CORP.

By:	/s/ Faraj Aalaei
Name:	Faraj Aalaei
Title:	Chief Executive Officer

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries, and their respective predecessors (including any Entity that has been merged into the Company or any of its Subsidiaries).

“Acquired Company Returns” has the meaning assigned to such term in Section 2.15(a) of the Agreement.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any Acquired Company is a constituent or participating corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any Acquired Company; or (iii) in which any Acquired Company issues securities representing 15% or more of the outstanding securities of any class of such Acquired Company (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Companies; or

(c) any liquidation or dissolution of any Acquired Company.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.”

“Agreement” has the meaning assigned to such term in the preamble to the Agreement.

“Alternative Acquisition Agreement” has the meaning assigned to such term in Section 8.1(i) of the Agreement.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 2.13(b).

“Antitrust Laws” means all antitrust, competition or trade regulation Legal Requirements or Legal Requirements that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition, including but not limited to the HSR Act, the Sherman Act (as amended), the Clayton Act (as amended) and the Federal Trade Commission Act (as amended).

“Burdensome Condition” means any condition, remedy or action that Parent is not obligated to accept or take pursuant to Section 5.8(e) of the Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or San Francisco, California are authorized or obligated by law or executive order to close.

“Cash-Out Option” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

“Certifications” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Governmental Body acting in its capacity as a member of CFIUS or directly involved in CFIUS’s assessment, review or investigation of the Contemplated Transactions.

The “CFIUS Condition” shall be deemed to have been satisfied if: (a) the parties receive written notice from CFIUS stating that CFIUS has concluded that the Contemplated Transactions are neither “covered transactions” nor “pilot program covered transactions” as those terms are defined at 31 C.F.R. § 800.207 and 31 C.F.R. § 801.210, respectively, and, therefore, not subject to review by CFIUS; (b) the parties receive written notice from CFIUS stating that CFIUS has concluded all action under Section 721 of the DPA with respect to the Contemplated Transactions and CFIUS has determined that there are no unresolved national security concerns with respect to the Contemplated Transactions; provided, however, that if the written notice described in this clause “(b)” requires or contemplates that Parent or any of its Affiliates take or agree to take, or will take or agree to take, any action or actions that would, individually or in the aggregate, reasonably be expected to constitute a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing), then the CFIUS Condition shall not be deemed to have been satisfied; (c) the parties receive written notice from CFIUS, pursuant to 31 C.F.R. § 801.407(a)(2), that CFIUS is not able to complete action under the DPA with respect to the Contemplated Transactions on the basis of the declaration submitted and that the parties may file a written notice to CFIUS pursuant to 31 C.F.R. § 800.401(a); or (d) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President has announced a decision not to take any action to suspend or prohibit the Merger pursuant to the DPA.

“CFIUS Notification Event” shall be deemed to have occurred if CFIUS notifies Parent or the Company that CFIUS intends to send a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Merger pursuant to the DPA.

“Change in Circumstances” has the meaning assigned to such term in Section 5.2(d) of the Agreement.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the preamble to the Agreement.

“Company-Owned IP” means all Intellectual Property and Intellectual Property Rights in which any Acquired Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Associate” means any current or former employee, Contract Worker, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2018 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 6, 2019.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.2(b) of the Agreement.

“Company Common Stock” means the common stock, $0.00001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Employee Agreement” means any management, employment, severance, transaction bonus, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies or any Affiliate of any Acquired Company and any Company Associate, other than any such Contract which is terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit.

“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company for the benefit of or relating to any current or former Company Associate of any Acquired Company or any ERISA Affiliate of the Acquired Companies, or with respect to which any Acquired Company has any current or is reasonably likely to have any future Liability, except that such definition shall not include any Company Employee Agreement.

“Company Equity Award” means any Company Option or any Company RSU.

“Company Equity Plans” means the Company’s 2004 Equity Incentive Plan, the Company’s 2015 Equity Incentive Plan, the Company’s 2017 Equity Incentive Plan and the ESPP.

“Company ESPP Rights” has the meaning assigned to such term in Section 5.4 of the Agreement.

“Company Inbound License” means any Contract pursuant to which any Person has licensed any Intellectual Property or Intellectual Property Rights (whether or not currently exercisable and including a right to receive a license) to any Acquired Company or granted to any Acquired Company a covenant not to sue or other right or immunity under, in or to any Intellectual Property or Intellectual Property Right (other than commercially available “shrink wrap” or similar licenses for “off-the-shelf” software).

“Company IP” means: (a) all Intellectual Property and Intellectual Property Rights in or to any Company Product; and (b) all Company-Owned IP.

“Company Option” means an option to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Outbound License” means any Contract pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity under, in or to any Company IP, other than a Contract entered into by an Acquired Company in the ordinary course of business on a standard form used by such Acquired Company, pursuant to which the Acquired Company grants to its customer a nonexclusive license to use a Company Product or to incorporate the Company Product into the customer’s own product as a component thereof.

“Company Patent License” means any Contract pursuant to which: (a) any Acquired Company has granted to any Person a license, covenant not to sue, or other right or immunity under, in or to any one or more Patents; or (b) any Person has granted to any Acquired Company any license, covenant not to sue, or other right or immunity under, in or to any one or more Patents (including any Contract that includes licenses described in both clause “(a)” and clause “(b)”), in each case where the grant of a license, covenant not to sue, or other right or immunity under, in or to one or more Patents is a primary purpose of the Contract and is not merely incidental to the sale of a product.

“Company Pension Plan” means: (a) each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (b) any other occupational pension plan, including any final salary or money purchase plan.

“Company Product” means any version, release or model of any product or service (including Software) that has been, or is currently being, designed, developed, distributed, provided, licensed or sold by or on behalf of any Acquired Company.

“Company Related Party” has the meaning assigned to such term in Section 8.3(g) of the Agreement.

“Company Restricted Stock” means each share of Company Common Stock that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company.

“Company RSU” means each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company SEC Reports” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Company Software” means Software owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any of the Acquired Companies at any time (other than commercially available “shrink wrap” or similar “off-the-shelf” software that is not incorporated in or embodied in any Company Product or otherwise material to an Acquired Company’s business).

“Company Stock Certificate” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Company Stockholders’ Meeting” has the meaning assigned to such term in Section 5.2(a) of the Agreement.

“Company Technology” means all IT Systems and Company Software or electronic hardware products or services made available, provided, sold, licensed to customers or leased to customers by the Acquired Companies, including any microchips, firmware, on-premise software, mobile applications or browser extensions made available or provided by any of the Acquired Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of April 11, 2019, by and between Marvell Semiconductor, Inc. and the Company, as amended by that certain First Amendment to Confidentiality Agreement, dated as of April 19, 2019.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, including the Merger.

“Continuing Employee” means each employee of the Company or any Acquired Company who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or any other legally binding commitment or undertaking of any nature.

“Contract Worker” means any independent contractor, consultant or retired person or service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as an employee; or (b) compensated by an Acquired Company through wages reported on a form W-2.

“Conversion Ratio” means the quotient obtained by dividing (a) the Price Per Share by (b) an amount equal to the volume weighted average trading price of a Parent Common Share on the Parent Stock Exchange for the five consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Converted Option” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

“Converted RSU” has the meaning assigned to such term in Section 5.3(d) of the Agreement.

A “Designated Circumstance” shall be deemed to exist if: (a) any condition set forth in Section 6.6 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge, suit, action or legal proceeding brought by a Governmental Body under the DPA or by the FTC or the DOJ under any Federal Antitrust Law, any of the conditions set forth in Section 6.7 or Section 6.8 of the Agreement is not satisfied and has not been waived.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Option” means a Company Option held by a non-employee member of the Company’s board of directors.

“Director RSU” means a Company RSU held by a non-employee member of the Company’s board of directors.

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and has been delivered by the Company to Parent on the date of the Agreement.

“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“DOL” means the United States Department of Labor.

“Domain Name” means the any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“EDGAR” has the meaning assigned to such term in Section 2 of the Agreement.

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, adverse claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Legal Requirement, including any Governmental Authorization required thereunder, relating to: (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, distribution, sale, labeling, production, Release or disposal of hazardous or toxic substances, materials or wastes; or (c) the protection of human health or safety (to the extent relating to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“ESPP” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing D&O Policy” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Federal Antitrust Laws” means the merger regulation provisions of the HSR Act, the Sherman Act (as amended), the Clayton Act (as amended) and the Federal Trade Commission Act (as amended).

“Final CFIUS Turndown” shall be deemed to have occurred if: (a) a decision to suspend or prohibit the Merger is publicly announced by the President of the United States pursuant to the DPA; or (b) at any time after a CFIUS Notification Event, Parent makes a determination in good faith that the CFIIUS Condition is unlikely to be satisfied on terms acceptable to Parent (as provided in the Agreement) and provides the Company with written notice of such determination.

“Final Exercise Date” has the meaning assigned to such term in Section 5.4 of the Agreement.

“Foreign Export and Import Law” means any Legal Requirement of a Governmental Body (other than a U.S. Governmental Body) regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

“Form Employment Agreement” has the meaning assigned to such term in Section 2.9(a)(i).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time in the five year period prior to the date of the Agreement with: (a) any Governmental Body; (b) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in clause “(a)” or clause “(b)” above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authorization” means: (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters.

“Governmental Body” means: (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) any federal, state, provincial, local, municipal, foreign or other government; (d) any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

“Hazardous Materials” means any substance, material, element, compound, mixture, solution and/or waste to which exposure is regulated by any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price for the Company Common Stock subject to such Company Option that is less than the Price Per Share.

“Indemnified Persons” has the meaning assigned to such term in Section 5.7(a) of the Agreement.

“Information Privacy and Security Laws” means all applicable Legal Requirements relating to the processing, use, disclosure, collection, privacy, processing, transfer or security of Protected Information, surveillance, espionage or national security and all regulations promulgated and guidance issued by Governmental Bodies thereunder.

“Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, confidential information, databases and data collections; (c) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, documentation, files, layouts, records, schematics, specifications, verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (d) URLs and websites; (e) logos and marks (including brand names, product names, and slogans); and (f) any other form of technology, whether or not embodied in any tangible medium.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; and (f) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any software, hardware, network or systems owned or controlled by or on behalf of any of the Acquired Companies, including any server, workstation, router, hub, switch, data line, desktop application, server-based application, mobile application, cloud service hosted or provided by any of the Acquired Companies, mail server, firewall, database, source code or object code.

“ITAR” means the International Traffic in Arms Regulations.

“Joint Voluntary Notice” means a joint voluntary notice filed with CFIUS in accordance with the DPA.

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would reasonably be expected to, result in a breach of the Agreement.

“knowledge” means, with respect to the Company, the knowledge of the individuals identified on Part 1.1(a) of the Disclosure Schedule, after reasonable inquiry.

“Leased Real Property” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Leases” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Any statement in the Agreement to the effect that any information, document or other material has been “Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form at least three Business Days before the date of the Agreement; or (b) made available for review by Parent or Parent’s Representatives, and properly labeled and indexed, at least 48 hours prior to the execution of the Agreement in the “Project Strategic” virtual data room maintained by the Company with Donnelley Financial Solutions, Inc. in connection with the Merger.

“Major Customers” has the meaning assigned to such term in Section 2.11(a) of the Agreement.

“Major Supplier” has the meaning assigned to such term in Section 2.11(b) of the Agreement.

“Material Adverse Effect” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, condition (financial or otherwise), operations or results of operations of the Acquired Companies taken as a whole; or (b) the ability of the Company to timely consummate the Merger or any of the other Contemplated Transactions; provided, however, that, with respect to clause “(a)” above, a change occurring after the date of the Agreement shall not be deemed to constitute a Material Adverse Effect (and shall not be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur) if such change results from: (i) economic conditions in the United States or in other locations in which the Acquired Companies have material operations, except to the extent such economic conditions have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (ii) economic conditions that generally affect the semiconductor industry, except to the extent such economic conditions have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (iii) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (iv) the failure, in and of itself, of the Company to meet securities analysts’ published projections of earnings, results of operations or revenues or internal projections of earnings, results of operations or revenues Made Available to Parent (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (v) changes after the date of the Agreement in Legal Requirements or other legal or regulatory conditions or changes after the date of the Agreement in GAAP or other accounting standards (or the interpretation thereof), except in each case to the extent such changes have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (vi) changes after the date of the Agreement in political conditions, except in each case to the extent such changes or acts have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (vii) acts of God, natural disasters, weather conditions or other calamities occurring after the date of the Agreement, except in each case to the extent such events or conditions have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (viii) losses of customers, suppliers, distributors or other business partners or employees that are directly attributable to (A) the execution, delivery, announcement or pendency of the Agreement, (B) the identity of Parent or any of its Subsidiaries or (C) any written communication by Parent or any of its Subsidiaries to any of the customers, suppliers, distributors, business partners or employees of the Acquired Companies regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies following the Effective Time; (ix) the costs incurred by the Company in pursuing or defending any litigation that the Company is required to pursue or defend in order to comply with its obligations under Section 4.3(e) or Section 5.8 of the Agreement; (x) any stockholder class action or derivative litigation commenced against the Company after the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; or (xi) a failure by the Company to take a specifically identified action that is prohibited by the terms of clause “(v)(A),” “(vi),” “(vii),” “(x),” “(xi),” “(xii)(A)”, “(xiv),” “(xv)(A),” “(xv)(C)”, “(xvi)”, “(xvii)(B)” or “(xxiii)” of Section 4.2(b) of the Agreement where (A) the Company requested, in writing, permission from Parent to take such specifically identified action and (B) Parent unreasonably withheld its consent to the taking of such action. No reduction or other adverse change in the Acquired Companies’ business, condition (financial or otherwise), operation or results of operations that results directly from the historical facts listed in Part 1.02 of the Disclosure Schedule shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur.

“Maximum Premium” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Merger” has the meaning assigned to such term in the recitals of the Agreement.

“Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5 of the Agreement.

“Merger Sub” has the meaning assigned to such term in the preamble to the Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” means software that is distributed or made available under “open source” or “free software” terms, including any software distributed or made available under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed or made available with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be: (a) disclosed, distributed or made available in source code form; (b) licensed for the purpose of making modifications or derivative works; or (c) redistributable at no or nominal charge.

“Order” means any order, writ, injunction, judgment or decree.

“Out of the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price for the Company Common Stock subject to such Company Option that is equal to or greater than the Price Per Share.

“Parent” has the meaning assigned to such term in the preamble to the Agreement.

“Parent Common Share” means a common share, $0.002 par value per share, of Parent

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

“Parent Plans” has the meaning assigned to such term in Section 5.6(b).

“Parent Related Party” has the meaning assigned to such term in Section 8.3(g) of the Agreement.

“Parent Stock Exchange” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent Common Shares, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent Common Shares are then traded.

“Paying Agent” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Payment Fund” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Encumbrance” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Acquired Company is subject to civil or criminal liability due to its existence: (a) liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith, and for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

“Permitted Settlement” means a settlement by an Acquired Company of any pending lawsuit prior to the Closing that: (a) provides for the payment by such Acquired Company of money damages of less than $200,000 and no other relief of any nature; (b) includes a complete and unconditional release by all plaintiffs and all related parties in favor of the Acquired Companies and their respective current and future Affiliates, Representatives, successors and assigns from all liabilities and obligations with respect to the claims at issue in such lawsuit; and (c) does not involve a finding or admission of any wrongdoing on the part of any Acquired Company or any of its Representatives or current or future Affiliates.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning assigned to such term in Section 4.1(a) of the Agreement.

“Price Per Share” has the meaning assigned to such term in Section 1.5(a)(iii) of the Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“Protected Information” means any information that: (a) relates to an identified or identifiable individual or device used by an individual; (b) is governed, regulated or protected by any Information Privacy and Security Law; (c) any Acquired Company receives from or on behalf of any individual customer of such Acquired Company; (d) is covered by the PCI DSS; (e) is subject to a confidentiality obligation or in which any Acquired Company has Intellectual Property Rights; or (f) is derived from Protected Information.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Recommendation Change Notice” has the meaning assigned to such term in Section 5.2(d) of the Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, threatened release or release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.22 of the Agreement.

“Reverse Termination Fee” has the meaning assigned to such term in Section 8.3(e) of the Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Sexual Misconduct Allegation” has the meaning assigned to such term in Section 2.16(g) of the Agreement.

“Significant Subsidiary” means, with respect to an Entity, any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Source Material” means, collectively, any Software or integrated-circuit, hardware, or component design or programming materials, or related documentation, expressed in source code or other human-readable form, and any elements of design or programming in netlist, hardware description language, or photomask form, including any design databases, GDSII files and circuit schematics and simulations.

A “Specified Circumstance” shall be deemed to exist if: (a) any of the conditions set forth in Section 6.6 or Section 7.5 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge, suit, action or legal proceeding brought by a Specified Governmental Body under the DPA, the HSR Act or any other applicable Antitrust Law, any of the conditions set forth in Section 6.7, Section 6.8 or Section 7.6 of the Agreement is not satisfied and has not been waived.

“Specified Equity Date” has the meaning assigned to such term in Section 2.3(a).

“Specified Governmental Body” means any Governmental Body that has jurisdiction over (a) the Company, Parent, Merger Sub or any of their respective Significant Subsidiaries, (b) any business or asset of any Acquired Company that is material to the Acquired Companies, taken as a whole or (c) any business or asset of Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole. For the avoidance of doubt, any Person exercising authority under the DPA, including the President of the United States, shall be deemed a “Specified Governmental Body.”

“Specified Representations” means the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b) (other than clauses “(F)” through “(K)”), 2.3(d), 2.5(a), 2.20, 2.21, 2.22, 2.24 and 2.25 of the Agreement.

“Standards Organization” has the meaning assigned to such term in Section 2.8(c) of the Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, at least 80% of the outstanding shares of Company Common Stock, that: (a) was not obtained or made as a result of a material breach of Section 4.3 or Section 5.2 of the Agreement; (b) is not subject to a financing contingency; and (c) is on terms and conditions that the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel and the likelihood and timing of consummation of the transaction contemplated by such offer, to be more favorable from a financial point of view to the Company’s stockholders than the Merger.

“Support Agreement” has the meaning assigned to such term in the recitals of the Agreement.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

“Takeover Statute” has the meaning assigned to such term in Section 2.21 of the Agreement.

“Tax” means any federal, state, local, foreign or other tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, customs duty, or other levy, assessment, tariff, or charge, in each case in the nature of a tax), including any interest, penalty or addition thereto, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” has the meaning assigned to such term in Section 8.3(b) of the Agreement.

A “Triggering Event” shall be deemed to have occurred if: (a) the Company’s board of directors or any committee thereof shall have: (i) withdrawn the Company Board Recommendation; (ii) modified the Company Board Recommendation in a manner adverse to Parent; or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (b) the Company’s board of directors (or any committee thereof) or any director of the Company makes any public statement or takes any other action that is publicly disclosed by or on behalf of the Company, the Company’s board of directors (or such committee) or such director and that clearly indicates that the Company’s board of directors (or such committee) or such director no longer supports the Merger or the adoption of this Agreement by the Company’s stockholders or does not believe that the Merger is fair to and in the best interests of the Company’s stockholders; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) the Company’s board of directors shall have failed to reaffirm, unanimously and publicly, the Company Board Recommendation, or shall have failed to unanimously and publicly reaffirm its determination that the Merger is in the best interests of the Company’s stockholders, within 10 Business Days (or, if earlier, prior to the date of the Company Stockholders’ Meeting) after Parent requests in writing that the Company Board Recommendation or such determination be reaffirmed publicly; (e) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders’ Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and unanimously reaffirming the Company Board Recommendation; (f) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that (i) unanimously reaffirms the Company Board Recommendation within 10 Business Days (or, if earlier, prior to the date of the Company Stockholders’ Meeting) after such Acquisition Proposal is publicly announced and (ii) clearly states the opposition of the Company and the Company’s board of directors to such Acquisition Proposal; or (g) any of the Acquired Companies or any Representative of any of the Acquired Companies shall have materially breached any of the provisions set forth in Section 4.3 or Section 5.2.

“U.S. Export and Import Law” means any U.S. Legal Requirement regulating exports, re-export, deemed (re)export, transfer or imports to or from the United States of goods, services, software or technical data from the United States, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the Arms Export Control Act, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC, the Tariff Act of 1930 and the Trade Act of 1974.

The Company’s board of directors shall be deemed to have made a “unanimous” determination or to have acted “unanimously” in adopting resolutions with respect to any matter if: (a) each of the members of the Company’s board of directors who votes on such matter has voted in favor of such matter; and (b) none of the members of the Company’s board of directors has abstained from voting on such matter.

“Uncertificated Shares” has the meaning assigned to such term in Section 1.6 of the Agreement.

“WARN Act” has the meaning assigned to such term in Section 2.16(e) of the Agreement.

“Warrants” means the warrants to purchase shares of Company Common Stock that are identified in Part 1.01 of the Disclosure Schedule.

EXHIBIT B

PERSONS ENTERING INTO SUPPORT AGREEMENTS AND NONCOMPETITION AGREEMENTS

PART 1 - PERSONS ENTERING INTO SUPPORT AGREEMENTS:

Faraj Aalaei

Lip-Bu Tan

WRV II, L.P.

Walden Riverwood Ventures, L.P.

Lindenwood Trust dated 8/13/2014

Dena Aalaei 2007 Irrevocable Trust

Monjeri Investment

A&E Investments, LLC

Joint Stock Company “RUSNANO”

PART 2 - PERSONS ENTERING INTO NONCOMPETITION AGREEMENTS:

Faraj Aalaei

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EXHIBIT C

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

EXHIBIT C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUANTIA CORP.

ARTICLE I

The name of the Corporation is: Aquantia Corp. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is: Corporation Service Company.

ARTICLE III

The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

1. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.0001 par value per share (the “Common Stock”).

2. Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote.

ARTICLE V

Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

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ARTICLE VI

In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board.

ARTICLE VII

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article VII shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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